
                                                                    EXHIBIT 10.1

                    DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

                                 BY AND BETWEEN

                                 CIMA LABS INC.

                                       AND

                              SCHERING-PLOUGH LTD.
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                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS.........................................................................   2

ARTICLE II - LICENSE; DISCLOSURE OF INFORMATION DEVELOPMENT AND
COMMERCIALIZATION...............................................................................   9

   2.1   EXCLUSIVE LICENSE GRANT................................................................   9
   2.2   DISCLOSURE OF INFORMATION..............................................................  10
   2.3   DEVELOPMENT PROGRAM....................................................................  10
   2.4   SPECIFICATIONS AND BULK SPECIFICATIONS.................................................  10
   2.5   COMPLETION OF DEVELOPMENT PROGRAM......................................................  11
   2.6   SCHERING COOPERATION IN DEVELOPMENT PROGRAM............................................  11
   2.7   COSTS OF DEVELOPMENT PROGRAM...........................................................  11
   2.8   REPORTING RELATING TO DEVELOPMENT PROGRAM..............................................  11
   2.9   LIAISONS FOR DEVELOPMENT PROGRAM.......................................................  11
   2.10  DELIVERY OF ACTIVE INGREDIENT FOR DEVELOPMENT PROGRAM..................................   12
   2.11  SHIPMENT OF LICENSED PRODUCT FOR DEVELOPMENT PROGRAM...................................   12
   2.12  OUTSIDE SERVICES AGREEMENT.............................................................   12

ARTICLE III - PAYMENTS; ROYALTIES AND REPORTS...................................................  12

   3.1   CONSIDERATION FOR LICENSE..............................................................  12
   3.2   ROYALTIES..............................................................................  13
   3.3   REPORTS AND PAYMENT OF ROYALTY.........................................................  15
   3.4   MAINTENANCE OF RECORDS; AUDITS.........................................................  16

ARTICLE IV - PATENTS............................................................................  17

   4.1   FILING, PROSECUTION AND MAINTENANCE OF PATENTS.........................................  17
   4.2   OPTION OF SCHERING TO PROSECUTE AND MAINTAIN PATENTS...................................  17
   4.3   ENFORCEMENT............................................................................  18
   4.4   INFRINGEMENT AND THIRD PARTY LICENSES..................................................  19
   4.5   THIRD PARTY INFRINGEMENT SUIT..........................................................  20
   4.6   ABANDONMENT............................................................................  21
   4.7   IDENTIFICATION OF CIMA ON PACKAGING OF LICENSED PRODUCT................................  21

ARTICLE V - QUALITY CONTROL AND REGULATORY COMPLIANCE...........................................  21

   5.1   FACILITY COMPLIANCE AND RELATED MATTERS................................................  21
   5.2   QUALITY CONTROL PROGRAM................................................................  22
   5.3   APPROVAL FOR MANUFACTURING CHANGES; THIRD PARTY MANUFACTURING..........................  22
   5.4   RETENTION OF SAMPLES...................................................................  22
   5.5   BATCH FAILURE..........................................................................  22
   5.6   NOTIFICATION OF REGULATORY INSPECTIONS.................................................  23
   5.7   INSPECTION BY SCHERING.................................................................  23
   5.8   ENVIRONMENTAL AND OTHER LAWS...........................................................  23

ARTICLE VI - PRODUCT RECALL.....................................................................  24

   6.1   NOTIFICATION AND RECALL................................................................  24
   6.2   RECALL EXPENSES........................................................................  24

ARTICLE VII - APPROVAL SUPPORT; REGULATORY MATTERS..............................................  25
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   7.1   APPROVAL SUPPORT.......................................................................  25
   7.2   FILING AND MAINTENANCE OF THE HEALTH REGISTRATIONS.....................................  25
   7.3   REGULATORY ASSISTANCE FOR MAINTAINING FILINGS..........................................  26
   7.4   SPECIFICATIONS AND BULK SPECIFICATIONS; AMENDMENTS.....................................  26
   7.5   COMPLAINTS OR ADVERSE EXPERIENCES......................................................  26
   7.6   RECORD KEEPING.........................................................................  27
   7.7   CIMA APPROVALS.........................................................................  28

ARTICLE VIII - SUPPLY OF BULK ACTIVE AND RAW MATERIALS..........................................  28

   8.1   SCHERING OBLIGATION....................................................................  28
   8.2   CIMA OBLIGATION........................................................................  29
   8.3   ACCEPTANCE OF BULK ACTIVE..............................................................  29
   8.4   STORAGE AND FORMULATION OF BULK ACTIVE AND RAW MATERIALS; OWNERSHIP OF BULK ACTIVE.....  29
   8.5   YIELD LOSSES...........................................................................  29

ARTICLE IX - SUPPLY OF MANUFACTURED PRODUCT.....................................................  29

   9.1   SUPPLY OF SCHERING'S REQUIREMENTS......................................................  29
   9.2   GOOD FAITH FORECASTS...................................................................  30
   9.3   PURCHASE ORDERS........................................................................  30
   9.4   STOPPAGE DUE TO GOOD CAUSE.............................................................  31
   9.5   SCHERING OPTION TO MANUFACTURE.........................................................  31

ARTICLE X - DELIVERY AND RELATED MATTERS........................................................  33

   10.1  CERTIFICATE OF ANALYSIS................................................................  33
   10.2  RISK OF LOSS...........................................................................  33
   10.3  STORAGE................................................................................  33
   10.4  DELAY AND FAILURE TO SUPPLY............................................................  33
   10.5  REJECTION..............................................................................  34

ARTICLE XI - PAYMENT............................................................................  35

   11.1  PRICE..................................................................................  35
   11.2  PRICE ADJUSTMENT.......................................................................  35
   11.3  MAXIMUM PRICE INCREASE.................................................................  37
   11.4  TAXES..................................................................................  37

ARTICLE XII - CONFIDENTIALITY AND PUBLICATION...................................................  37

   12.1  CONFIDENTIALITY........................................................................  37
   12.2  NO PUBLICITY...........................................................................  39
   12.3  PUBLICATION............................................................................  39
   12.4  ORAL DISCLOSURE OF PROPRIETY INFORMATION...............................................  40

ARTICLE XIII - REPRESENTATIONS AND WARRANTIES...................................................  40

   13.1  REPRESENTATIONS AND WARRANTIES OF EACH PARTY...........................................  40
   13.2  CIMA'S REPRESENTATIONS AND WARRANTIES..................................................  41
   13.3  CIMA COVENANTS.........................................................................  42
   13.4  SCHERING'S REPRESENTATIONS AND WARRANTIES..............................................  43
   13.5  SCHERING COVENANTS.....................................................................  44
   13.6  COVENANTS OF EACH PARTY................................................................  44
   13.7  CONTINUING REPRESENTATIONS.............................................................  44
   13.8  NO INCONSISTENT AGREEMENTS.............................................................  44
   13.9  REPRESENTATION BY LEGAL COUNSEL.......................................................   44

ARTICLE XIV - INDEMNIFICATION AND LIMITATION ON LIABILITY.......................................  45
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   14.1     INDEMNIFICATION BY SCHERING.........................................................  45
   14.2     INDEMNIFICATION BY CIMA.............................................................  45
   14.3     CONDITIONS TO INDEMNIFICATION.......................................................  45
   14.4     SETTLEMENTS.........................................................................  46
   14.5     LIMITATION OF LIABILITY.............................................................  46
   14.6     INSURANCE...........................................................................  46

ARTICLE XV - TERM AND TERMINATION...............................................................  46

   15.1     TERM AND EXPIRATION.................................................................  46
   15.2     TERMINATION BY SCHERING.............................................................  47
   15.3     TERMINATION.........................................................................  47
   15.4     EFFECT OF TERMINATION...............................................................  49

ARTICLE XVI - MISCELLANEOUS.....................................................................  49

   16.1     ASSIGNMENT..........................................................................  50
   16.2     GOVERNING LAW.......................................................................  50
   16.3     WAIVER..............................................................................  50
   16.4     INDEPENDENT RELATIONSHIP............................................................  50
   16.5     EXPORT CONTROL......................................................................  51
   16.6     ENTIRE AGREEMENT; AMENDMENT.........................................................  51
   16.7     NOTICES.............................................................................  51
   16.8     PROVISIONS FOR INSOLVENCY...........................................................  52
   16.9     FORCE MAJEURE.......................................................................  54
   16.10    SEVERABILITY........................................................................  54
   16.11    COUNTERPARTS........................................................................  55
   16.12    CAPTIONS............................................................................  55
   16.13    RECORDING...........................................................................  55
   16.14    FURTHER ACTIONS.....................................................................  55

APPENDIX A - CHEMICAL FORMULA OF [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

APPENDIX B - BULK SPECIFICATIONS FOR BULK ACTIVE

APPENDIX C - DEVELOPMENT PROGRAM

APPENDIX D - LICENSED PATENTS RIGHTS

APPENDIX E - COPY OF OUTSIDE SERVICES AGREEMENT

APPENDIX F - PACKAGING COMPONENTS FOR LICENSED PRODUCT

APPENDIX G - PRICE OF LICENSED PRODUCT SUPPLIED BY CIMA FOR COMMERCIAL USE

APPENDIX H - SPECIFICATIONS FOR LICENSED PRODUCT

APPENDIX I - ADVERSE EVENT REPORTING PROCEDURES FOR PRODUCTS

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SAFETY AGREEMENT APPENDIX I

SAFETY AGREEMENT APPENDIX 2

APPENDIX J - STORAGE CONDITIONS

APPENDIX K - EXPENSE GUIDELINES

APPENDIX L - KEY SCHERING MARKETS

APPENDIX M - ARBITRATION PROVISIONS

         THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (the "Agreement") is made as of the last date on the signature page hereof (the "Effective Date") by and between CIMA LABS INC., a Delaware corporation having its principal place of business at 10,000 Valley View Road, Eden Prairie, Minnesota 55344 (hereinafter referred to as "CIMA") and Schering-Plough Ltd., a corporation duly organized and existing under the laws of Switzerland, with an office at Toepferstrasse 5, CH 6004 Lucerne, Switzerland (hereinafter referred to as "Schering"). CIMA and Schering are sometimes referred to herein individually as a party and collectively as the parties. References to "Schering" and "CIMA" shall include their respective Affiliates (as hereinafter defined).

         WHEREAS, CIMA and its Affiliates have developed a fast-dissolving drug delivery system and possess confidential technology, manufacturing know-how and experience related thereto; and

         WHEREAS, Schering and its Affiliates have developed a proprietary pharmaceutical product, [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***], which will be sold in various finished pharmaceutical dosage forms by Schering; and

         WHEREAS, the parties have entered into an Outside Services Agreement (as defined below), under which CIMA has performed and will perform certain development work relating to the Licensed Product (as defined below); and

         WHEREAS, the parties desire to enter into an agreement whereby, subject to the terms of this Agreement, CIMA shall continue to develop the Licensed Product for Schering including, without limitation, scale-up and validation of the manufacturing process, and shall provide data necessary to support an NDA for the Licensed Product and shall manufacture the Licensed Product for Schering; and

         WHEREAS, Schering, together with its Affiliates, possess extensive capabilities in the development and commercialization of pharmaceutical products on a worldwide basis; and

         WHEREAS, Schering desires to obtain and CIMA is willing to grant to Schering, an exclusive license under the Licensed Patent Rights (as hereinafter defined) and to use the CIMA Know-How (as hereinafter defined) in combination with the Active Ingredient (as hereinafter defined) upon the terms and conditions set forth herein; and

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         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Schering and CIMA hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

         1.1 The term "Active Ingredient" shall mean [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***], having the chemical formula contained in Appendix A, and its pharmaceutically acceptable salts.

         1.2 The term "Approved Facility" shall mean that FDA approved facility of CIMA located at 10,000 Valley View Road, Eden Prairie, Minnesota, to be used by CIMA in its performance of this Agreement or such other facility as may be approved by Schering in accordance with Section 5.1, including, all of the equipment, machinery and facilities of CIMA at such location that are to be used in the Manufacturing and storage of Licensed Product.

         1.3 The term "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

         1.4 The term "Bulk Active(s)" shall mean the Active Ingredient in bulk form and meeting the Bulk Specifications.

         1.5 The term "Bulk Specifications" shall mean the specifications and quality control testing procedures for the Bulk Active set forth in Appendix B hereto, as amended from time to time, in accordance with the terms of this Agreement.

         1.6 The term "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

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         1.7      The term "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

         1.8 The term "CIMA Know-How" shall mean any of CIMA's or its Affiliates' proprietary information and materials relating to the research, development, registration, or Manufacture of Licensed Product which during the Term of this Agreement are in CIMA's or its Affiliates' possession or control, through license or otherwise, and which are not generally known or become known during the Term of the Agreement. CIMA Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of CIMA relating to the OraSolv Technology or its use in combination with the Active Ingredient.

         1.9 The term "CIMA Trademark" shall mean any trademark(s) proposed, chosen, owned or controlled by CIMA or its Affiliates.

         1.10 The term "CMC" shall mean the chemistry, manufacturing, and controls section(s) and data in the Health Registrations that cover the chemical composition of the Licensed Product and its components and the control and Manufacturing process for the Licensed Product, as amended or supplemented from time to time.

         1.11 The term "Development Program" shall mean all development work undertaken under the Outside Services Agreement or hereunder by or on behalf of CIMA or its Affiliates with respect to development of Licensed Product including, without limitation, the work set forth in Appendix C hereto, as well as all development work undertaken by Schering or its Affiliates as set forth in Appendix C hereto, as such Appendix C may be amended by mutual written agreement of the parties hereto.

         1.12 The term "EXW" shall mean Ex Works as that term is used in Incoterms 2000.

         1.13 The term "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

         1.14 The term "FDCA" shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. [sec]301-397, as amended.

         1.15 The term "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product.

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         1.16     The term "GMPs" shall mean current good manufacturing
practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing and holding of drugs, all as set forth from time to time by the FDA and any other relevant Regulatory Authorities in the Territory.

         1.17 The term "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Licensed Product (including the prerequisite manufacturing approvals or authorizations, marketing authorization based upon such approvals and pricing, third party reimbursement and labeling approvals related thereto) that are required by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory, for the Manufacture, distribution, use or sale of Licensed Product in the Territory, as amended or supplemented from time to time. With respect to the United States, the term Health Registrations shall include, without limitation, an "Investigational New Drug Application" or a "New Drug Application," as defined in 21 C.F.R. pt. 312 and 21 C.F.R. pt. 314 respectively, for the Licensed Product, as amended or supplemented from time to time.

         1.18 The term "Improvement" shall mean any enhancement in the formulation, ingredients, preparation, presentation, means of delivery, dosage, packaging of, manufacture, or any new or expanded therapeutic indications(s) for the Licensed Product, in each case which is developed prior to or during the Term of this Agreement by or on behalf of CIMA or by or on behalf of Schering, as applicable.

         1.19 The term "Independent Auditor" shall mean a nationally recognized certified public accounting firm, provided, however, no certified public accounting firm shall be engaged for the purpose of determining a Price adjustment if that firm has, or at any time within the last five (5) years prior to such engagement has had, any business relations or affiliations with either Schering or CIMA.

         1.20 The term "IND" shall mean an investigational new drug application submitted to the FDA or its equivalent in countries outside the United States, approval of which permits the clinical investigation of Licensed Product.

         1.21 The term "Law" or "Laws" shall mean all applicable federal, state, local or foreign statutes or laws and shall be deemed also to refer to all rules and regulations promulgated thereunder by any Regulatory Authorities in the Territory, unless context requires otherwise. Any reference to a particular statute, law, rule or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

         1.22 The term "Licensed Patent Rights" shall mean all claims of any patent applications or issued patents in the Territory, whether in existence as of the date of this Agreement, or filed or issued during the Term of this Agreement, to which CIMA and/or its Affiliates has or acquires any right and which cover the manufacture, use or sale of Licensed Product, including, without limitation, the United States and foreign patent applications and issued patents which:

                  (a) are listed, as of the effective date of this Agreement, in Appendix D which is attached hereto and made a part hereof and which shall be periodically updated by written notice from CIMA to Schering in a timely fashion during the term of the Agreement;

                  (b)   relate to the OraSolv Technology or the CIMA Know-How;

                  (c) arise out of or are developed during and under the performance of the Development Program by CIMA or its Affiliates; and/or

                  (d) cover any patentable Improvement of any of the foregoing.

Licensed Patent Rights shall include any reissues, reexaminations, extensions (or other governmental actions which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, or divisions of or to any patent applications or issued patents described in (a)-(d) of this Section.

         1.23 The term "Licensed Product" shall mean any dosage form utilizing any material elements of the CIMA Know-How, and/or the Licensed Patent Rights, in its Manufacture or use, and which contains the Active Ingredient as a pharmaceutically active ingredient.

         1.24 The term "Manufacture", "Manufactured" or "Manufacturing" shall mean the manufacture, formulating, finishing (including packaging), filling, and quality control testing (including in-process, release, and stability testing) of the Licensed Product.

         1.25 The term "NDA" shall mean a New Drug Application, Product License Application or its equivalent filed with the FDA seeking approval to market and sell a Licensed Product in the United States.

         1.26 The term "Net Sales" shall mean the sales invoiced by Schering, its Affiliates or sublicensees on all sales of Licensed Product to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales in the Territory, less the reasonable and customary deductions utilized in the pharmaceutical industry, from such gross amounts including:

         (i) normal and customary trade, cash and quantity discounts, allowances and credits;

         (ii) credits or allowances actually granted for damaged goods, returns or rejections of Licensed Product and retroactive price reductions;

         (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Licensed Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing);

         (iv) freight, postage, shipping, customs duties and insurance charges; and

         (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups.

         1.27 The term "OraSolv Technology" shall mean the fast-dissolving drug delivery system described in U.S. Patent 5,178,878 and U.S. Patent Application 08/468,913 including, formulations, materials, methods and other technologies which are owned by CIMA or licensed to CIMA with the right to grant sublicenses.

         1.28 The term "Outside Services Agreement" shall mean the Outside Services Agreement by and between the parties effective May 21, 2001, as amended by the Amendment #1 to Outside Services Agreement entered into on September 25, 2001 and Amendment #2 to Outside Services Agreement entered into on December 3, 2001, copies of which are attached hereto as Appendix E, as amended from time to time.

         1.29 The term "Packaging Insert" shall mean the written materials approved by the FDA and required to be inserted into any packaged Licensed Product utilized by patients after approval of all Health Registrations necessary to sell the Licensed Product in the Territory.

         1.30 The term "Packaging Components" shall mean the packaging materials meeting the specifications described on Appendix F, to be provided by CIMA for the packaging of Licensed Product Manufactured by CIMA after approval of all Health Registrations necessary to sell the Licensed Product in the Territory.

         1.31 The term "Price" shall mean the price of Licensed Product supplied to Schering by CIMA as set forth on Appendix G hereto.

         1.32 The term "Proprietary Information" shall mean CIMA Know-How, Schering Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement.

         1.33 The term "Raw Materials" shall mean, inter alia, all raw materials, components, and excipients, other than Bulk Active or Active Ingredient, useful or necessary for the Manufacture of the Licensed Product in accordance with this Agreement.

         1.34 The term "Regulatory Authority" shall mean the applicable government regulatory authority in each country in the Territory involved in granting the Health Registrations for the Licensed Product. Such term includes, without limitation, the FDA and any successor thereto.

         1.35 The term "Requirements" shall mean all quantities of the Licensed Product that shall be required by Schering for clinical trial materials (including for new indications) and for distribution, marketing (including samples) or other research and development activities, and sale of the Licensed Product in the Territory during the term hereof.

         1.36 The term "Schering Know-How" shall mean any of Schering's or its Affiliates' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Active Ingredient, Bulk Active and/or Licensed Product which during the Term of this Agreement are in Schering's or its Affiliates' possession or control, through license or otherwise, and which are not generally known, including without limitation such information and materials that become known as a result of the Development Program during the Term of this Agreement. Schering Know-How shall include, without limitation, discoveries, methods, knowledge, Improvements, processes, formulas, data, ideas, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, test data and other intellectual property, patentable or otherwise, developed by or on behalf of Schering or its Affiliates relating to Licensed

Product, which relate primarily to the Active Ingredient or the therapeutic class [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of the Licensed Product, including without limitation, test procedures and other new technologies derived therefrom. Without limitation, Schering Know How shall include the Specifications, the Bulk Specifications, the CMC, the production monograph setting forth the master batch records and quality control testing, and all other data, ideas, inventions, instructions, processes, formulae, expert opinion and information which are owned or controlled by Schering or its Affiliates as of the effective date of this Agreement or during the Term of this Agreement and which are necessary for the Manufacture of the Licensed Product.

         1.37 The term "Schering Trademark" shall mean any trademark(s) proposed, chosen, owned or controlled by Schering or its Affiliates for use with Active Ingredient and/or the Licensed Product in the Territory.

         1.38 The term "Specifications" means the specifications and quality control testing procedures for the Licensed Product as set forth in Appendix H hereto, as amended from time to time in accordance with the terms of this Agreement.

         1.39 The term "Supply Failure" shall mean CIMA's inability to Manufacture enough Licensed Product to deliver in a timely manner at least seventy-five percent (75%) of the Licensed Product actually ordered by Schering in accordance with the most recent forecast for the specified period.

         1.40 The term "Territory" shall mean all of the countries and territories in the world.

         1.41 The term "Term" shall mean the period commencing on the Effective Date and unless terminated earlier pursuant to the relevant provisions of Article XV shall continue on a country by country basis until the later of
(i) ten (10) years after the First Commercial Sale of the Licensed Product in such country or (ii) the expiration of the last to expire of the Licensed Patent Rights in such country incorporating a Valid Claim.

         1.42 The term "Valid Claim" shall mean a composition of matter or method of use claim, or equivalent thereof, of an issued and unexpired patent in the Territory covering Licensed Product(s) included within the Licensed Patent Rights, which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or

(ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

         1.43 The term "Yield Losses" or "Yield Loss" shall mean the percentage of Bulk Active that is lost or wasted during Manufacturing and not included in the Licensed Product.

                                   ARTICLE II
                       LICENSE; DISCLOSURE OF INFORMATION
                        DEVELOPMENT AND COMMERCIALIZATION

         2.1      Exclusive License Grant.

                  (a) License to Patent Rights of CIMA. CIMA hereby grants to Schering, as of the Effective Date, an exclusive license, exclusive even as to CIMA, in the Territory under the Licensed Patent Rights, and to use CIMA Know-How to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s). Any Improvements shall be included in CIMA Know-How or Licensed Patent Rights, as the case may be, for all purposes of this Agreement. Without limiting the foregoing, CIMA hereby grants Schering an irrevocable, worldwide, paid-up, exclusive license to use CIMA Know-How or other intellectual property rights relating to the Development Program and Manufacture of Licensed Product that are necessary for Schering's filings for the purpose of obtaining and maintaining the Health Registrations in the Territory for the Licensed Product, including but not limited to the Manufacturing of Licensed Product as provided in the Health Registrations. Notwithstanding the foregoing, Schering has granted certain rights to Manufacture Licensed Product to CIMA, which rights are set forth in Section 2.1 (c) below.

                  (b) Right to Sublicense. The licenses granted to Schering under Section 2.1(a) shall include the right to grant sublicenses to Affiliates. Schering shall provide CIMA with notice of any sublicense to an Affiliate. In addition, in the event that Schering exercises its option rights to Manufacture Licensed Product(s) under Section 9.5 of this Agreement, Schering shall also have the right, with the written consent of CIMA, which consent shall not be unreasonably withheld or delayed, to grant sublicenses to any third party to Manufacture the Licensed Product(s) for Schering and its Affiliates by providing CIMA with sixty (60) days' prior written notice of the proposed sublicense.

                  (c) License to Manufacture. Notwithstanding the provisions of Section 2.1 (a) above, Schering hereby grants to CIMA an exclusive license, exclusive even as to Schering, in the Territory, to Manufacture Licensed Product(s) during the Term for the sale of Licensed Product(s) to Schering in accordance with the terms of this Agreement, subject only to Schering's option rights to Manufacture Licensed Product(s) under Section 9.5 of this Agreement.

         2.2 Disclosure of Information. Promptly after the Effective Date, CIMA shall disclose to Schering in writing, or via electronic media acceptable to Schering, all CIMA Know-How not previously disclosed to Schering as reasonably necessary in order to enable Schering to exploit its rights granted under Section 2.1 of this Agreement. In addition, during the Term of this Agreement CIMA shall promptly disclose to Schering in writing, or via electronic media acceptable to Schering, CIMA Know-How relating to any Improvements. Such CIMA Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation. Notwithstanding the foregoing, the parties recognize that CIMA will Manufacture the Licensed Product until such time as Schering exercises its option rights under Section 9.5, and CIMA shall not be obligated to provide CIMA Know-How relating to the Manufacture of the Licensed Product, except as necessary for Schering to file and maintain any Health Registrations, until such time as Schering exercises its option rights under Section 9.5.

         2.3      Development Program.

                  (a) Outside Services Agreement. The parties acknowledge and agree that all development activities set forth in the Outside Services Agreement through Phase IVa, Pilot Scale Biobatch and Definitive Stability Batches: Manufacture and Stability, as described on Attachment B-1 of the Outside Services Agreement, have been or shall be performed pursuant to and under the terms of the Outside Services Agreement.

                  (b) Other Development. All development activities relating to Phase IVb, Full Scale Demonstration and Stability Batches:
         Manufacture and Stability, as described on Appendix C, and thereafter (Phase V and Phase VI) shall be performed pursuant to and under the terms of this Agreement, including all activities set forth on Appendix C.

         2.4 Specifications and Bulk Specifications. The Specifications for the Licensed Product set forth in Appendix H and the Bulk Specifications set forth in Appendix B hereof may be amended at any time by Schering in accordance with Section 7.4 of this Agreement.

         2.5 Completion of Development Program. CIMA and/or its Affiliates shall use diligent efforts to carry out in a timely fashion its obligations under the Development Program, except if CIMA has obtained the prior written approval of Schering to modify a portion of the Development Program. The terms of the Development Program may only be changed by written agreement of both parties hereto.

         2.6 Schering Cooperation in Development Program. Schering and/or its Affiliates shall use diligent efforts, at its sole cost and expense, to carry out all tests and clinical trials set forth in the Development Program. CIMA shall supply Schering in a timely fashion and at no additional cost to Schering with the quantities of Licensed Product set forth in the Development Program as shall be reasonably required to carry out such tests and clinical trials. Quantities of Licensed Product provided for this purpose in excess of those set forth in Appendix C hereto shall be purchased from CIMA by Schering at a cost equal to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (U.S.) per batch (minimum of 100,000 tablets per batch).

         2.7 Costs of Development Program. Except for the cost of Bulk Active, which is to be supplied to CIMA at no cost by Schering pursuant to this Agreement, the cost of tooling unique to the Licensed Product described in Appendix G (which costs shall be set forth in another written agreement), and the costs specifically set forth on Appendix C as costs for which Schering shall be responsible, CIMA shall be responsible for all direct and indirect costs and expenses of personnel and for materials, plant and equipment which CIMA and/or its Affiliates employs or utilizes in carrying out its obligations under the Development Program, including, without limitation, (1) the cost of any work performed by its personnel and/or third parties retained by CIMA under the Development Program, and (2) all transportation, hotel and other travel expenses incurred by CIMA's or its Affiliates' employees, agents and third party contractors while carrying out tasks under the Development Program.

         2.8 Reporting Relating to Development Program. CIMA shall keep Schering informed of its progress under the Development Program by way of periodic meetings and telephone conferences and, upon Schering's request, by means of periodic written summary reports. In addition, Schering will have reasonable access to CIMA's facilities and relevant records during and after the Development Program to monitor the progress of the Development Program.

         2.9 Liaisons for Development Program. CIMA and Schering shall each designate one (1) senior employee as technical liaison to handle all technical matters and communications relating to the Development Program.

         2.10 Delivery of Active Ingredient for Development Program. Schering has provided CIMA with certain Schering Know-How relating to the Active Ingredient and shall provide CIMA with any additional Schering Know-How in Schering's possession as CIMA shall reasonably request and Schering shall reasonably agree is necessary to enable CIMA to perform the Development Program. Schering shall also supply to CIMA, at no cost, sufficient quantities of Bulk Active, reasonably required for CIMA to carry out its activities under the Development Program as required by Section 2.3(b) and Appendix C hereof. CIMA agrees to advise Schering, at least sixty (60) days in advance of the requested delivery thereof, of its requirements for the Bulk Active.

         2.11 Shipment of Licensed Product for Development Program. CIMA shall ship each batch of Licensed Product for the Development Program within five (5) calendar days of Manufacture and receipt by CIMA of shipping instructions from Schering. Within five (5) calendar days of Manufacture of each batch of Licensed Product, CIMA shall prepare, and deliver to Schering, all documentation relating to the individual batch of Licensed Product that is required by any Regulatory Authority for Schering and/or CIMA to demonstrate that the Manufacture of the batch of Licensed Product complies with Laws and Specifications.

         2.12 Outside Services Agreement. All services performed under the Outside Services Agreement by CIMA relating to the Development Program shall be performed in compliance with all applicable Laws.

                                   ARTICLE III
                         PAYMENTS; ROYALTIES AND REPORTS

         3.1 Consideration for License. In partial consideration for the licenses granted to Schering hereunder, Schering shall make the following payments to CIMA on the first occurrence of the indicated triggering events.

             $250,000           Within five (5) days after
                                execution of this Agreement

             $250,000           [***CONFIDENTIAL TREATMENT
                                REQUESTED, PORTION OMITTED
                                FILED SEPARATELY WITH THE
                                SECURITIES AND EXCHANGE
                                COMMISSION.***] (already paid
                                01/23/02)

            [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
            OMITTED FILED SEPARATELY WITH THE SECURITIES AND
            EXCHANGE COMMISSION.***]

Each of the milestones payments set forth in this Section 3.1 shall be payable once upon the initial achievement of such event and no amounts shall be due hereunder for subsequent or repeated achievement of such event.

         3.2      Royalties.

                  (a) Royalty Rates. In further consideration for the licenses granted to Schering hereunder, starting on a country by country basis with the First Commercial Sale of Licensed Product in the country, Schering shall pay to CIMA, royalties of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of annual Net Sales of Licensed Product in the Territory.

                  (b) Term and Scope of Royalty Obligations. Subject to the terms of Sections 4.3(b) and 14.1, royalties on each Licensed Product at the rate set forth in Section 3.2(a) shall continue on a country by country basis until the later of (i) ten (10) years from the First Commercial Sale of the first Licensed Product in the country or (ii) the expiration of the last applicable Licensed Patent Right incorporating a Valid Claim. No royalties shall be due upon the sale or other transfer among Schering, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon Schering's or its Affiliates' or its sublicensees' Net Sales to the first independent third party. No royalties shall accrue on the disposition of Licensed Product by Schering, its Affiliates or its sublicensees as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose), or at minimal pricing for charitable purposes to financially disadvantaged patients, directly or indirectly, through Schering's "Commitment to Care" and successor programs, professional samples, or Licensed Product provided at no cost to any third party or for clinical studies.

                  (c) Third Party Licenses. In the event that patent licenses from third parties are required by Schering, its Affiliates and sublicensees in order to use the OraSolv Technology to develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell Licensed Product(s) (hereinafter "Third Party Patent Licenses"), then the royalty rates set forth in Section 3.2(a) shall be adjusted such that the royalty rate for Net Sales of Licensed Product which Schering is obligated to pay CIMA shall be reduced by [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] in royalties which Schering is obligated to pay under Third Party Patent Licenses obtained pursuant to Section 4.4, provided, however, that the royalty rate hereunder shall not be reduced by more than [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. By way of example and for avoidance of doubt, if Schering is obligated to pay royalties to CIMA on Net Sales of a Licensed Product and is also obligated to pay a [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] percent [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] royalty on sales of the same Licensed Product under a Third Party Patent License in order to use the OraSolv Technology, then the royalty rate under this Agreement would be reduced by [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. For further example, if the third party royalty obligation in the above example were [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] percent [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***], the calculated royalty rate would be reduced by [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. Schering acknowledges that such reductions will be triggered only to the extent necessary for Schering to use the OraSolv Technology, and there will be no reductions for royalties unrelated to the use of the OraSolv Technology that Schering may be required to pay in connection with the Licensed Product(s).

                  (d) Cap on Reductions. No provision of this Agreement shall be interpreted to permit Schering to reduce any individual royalty payment due CIMA by more than [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***].

         3.3      Reports and Payment of Royalty.

                  (a) Royalties Paid Quarterly. Within sixty (60) calendar days following the close of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Schering shall furnish to CIMA a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Schering, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, Schering shall pay to CIMA, for the account of Schering or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments).

                  (b) Maximum Royalties. If the royalties set forth herein are higher than the maximum royalties permitted by the Laws (without reference to deductibility for tax purposes) in any country in the Territory, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such Laws.

                  (c) Tax Withholding. If any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable under this Agreement, Schering shall have the right to pay such taxes to the local tax authorities on behalf of CIMA and the payment to CIMA of the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes, shall fully satisfy Schering's royalty obligations under this Agreement. Withholding payments made by Schering pursuant to this
         Section 3.3(c) shall be made based upon financial information provided to Schering by CIMA, and to the extent that such information is incorrect CIMA shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment. If Schering is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, CIMA shall promptly reimburse Schering for such payments, which shall not be included in the calculation of Net Sales.

                  (d) Method of Payment. Payments to be made by Schering to CIMA under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by CIMA from time to time. Royalty payments shall be made in United States dollars.

                  (e) Binding Records. Upon the expiration of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] following the end of any Calendar Year, the calculation of royalties payable under this Agreement with respect to such year shall be binding and conclusive upon the parties, and Schering and its Affiliates and its sublicensees shall be released from any liability or accountability with respect to royalties for such Calendar Year. Nothing in this Section shall limit the parties' rights under Section 3.4.

                  (f) Notice of First Sale. Schering shall provide CIMA with notice of the First Commercial Sale of the Licensed Product in the Territory within a reasonable period of time following such sale.

         3.4      Maintenance of Records; Audits.

                  (a) Record Keeping by Schering. Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days' prior written notice from CIMA, Schering shall permit an independent certified public accounting firm of nationally recognized standing selected by CIMA and acceptable to Schering, at CIMA's expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The public accounting firm must agree in writing with Schering to be bound by confidentiality obligations no more onerous than those set forth in this Agreement. The examination shall be limited to pertinent books and records for any Calendar Year ending not more than [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] prior to the date of such request. An examination under this Section 3.4(a) shall not occur more than once in any Calendar Year, and shall not exceed one month in duration, unless otherwise agreed by Schering in writing. Schering may designate competitively sensitive information which such auditor may not disclose to CIMA, provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to CIMA only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies and such other information as may be reasonably necessary to resolve any dispute over the auditor's conclusions. No other information shall be provided to CIMA. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Schering) as to any of Schering's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this
         Section 3.4(a).

                  (b) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Schering shall pay the additional royalties within thirty (30) days of the date CIMA delivers to Schering such accounting firm's written report so correctly concluding. If such underpayment exceeds five percent (5%) of the royalty correctly due CIMA then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Schering. Any underpayment shall include interest at the prime rate quoted in the Wall Street Journal from the date such payment was originally due by Schering. Any overpayments by Schering will be credited against future royalty obligations. In the event that Schering disagrees with the audit report and the chief financial officers of Schering and CIMA fail to resolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in Section 16.2.

                                   ARTICLE IV
                                     PATENTS

         4.1      Filing, Prosecution and Maintenance of Patents. Subject to
Section 4.2, CIMA agrees to diligently file, prosecute and maintain in all of the countries listed in Appendix D, any Licensed Patent Rights owned in whole or in part by CIMA and licensed to Schering under this Agreement. CIMA shall give Schering an opportunity to review the text of the applications that relate to the Licensed Product, before filing, shall consult with Schering with respect thereto, and shall supply Schering with a copy of the applications as filed, together with notice of its filing date and serial number. CIMA shall keep Schering advised of the status of all actual and prospective patent filings that relate to the Licensed Product, including grant of any such patent, and upon the written request of Schering shall provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such patent filings that relate to the Licensed Product.

         4.2 Option of Schering to Prosecute and Maintain Patents. CIMA shall give ninety (90) days' notice to Schering of any desire to cease prosecution and/or maintenance of a particular Licensed Patent Right and, in such case, shall permit Schering, at its sole discretion, to continue prosecution or maintenance at its own expense. If Schering elects to continue prosecution or maintenance, CIMA shall execute such documents and perform such acts, at Schering's expense, as may be reasonably necessary to effect an assignment of such Licensed Patent Rights to Schering. Any such assignment shall be completed in a timely manner to allow Schering to continue such prosecution or maintenance. Any patents or patent applications so assigned shall thereafter not be considered Licensed Patent Rights.

         4.3 Enforcement. In the event that either Schering or CIMA becomes aware of any infringement within the Territory of any issued patent within the Licensed Patent Rights, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such third party.

                  (a) Discontinuance of Infringement. Provided that Schering has not commenced exercise of its rights under Section 4.3(b), CIMA shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the third party. CIMA shall bear all the expenses of any suit brought by it. Schering shall have the right, prior to commencement of the trial, suit or action brought by CIMA, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that Schering has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Schering, which consent shall not be unreasonably withheld. In the event that Schering has not joined the suit or action, Schering will reasonably cooperate with CIMA in any such suit or action and shall have the right to consult with CIMA and be represented by its own counsel at its own expense, provided that CIMA shall periodically reimburse Schering for its reasonable out-of-pocket costs (excluding the costs of retaining its own outside counsel) incurred in cooperating with CIMA. Any recovery or damages derived from a suit which Schering has joined and shared costs shall be used first to reimburse each of CIMA and Schering for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the parties. Any recovery of damages derived from a suit which Schering has not joined shall be retained by CIMA. In the event that a third party has joined in any such suit or action, the parties agree that any costs, or recovery of damages, will be shared equitably by CIMA, Schering and such third party.

                  (b) Continuance of Infringement. If, within three (3) months from the date of notice of infringement, CIMA has not commenced, or if commenced is not actively pursuing, legal action against an infringer as specified in Subsection 4.3(a), and such infringement is continuing, then Schering shall have the right [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] on a country by country basis, for any country(ies) in the Territory where the infringement [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] provided, however, that [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] shall not be [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] by more than [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] in the respective country. Schering shall have [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] until said infringement ceases and, thereafter, the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] In addition, Schering shall have the right, but not the obligation, to bring suit against such infringer under the Licensed Patent Rights and join CIMA as a party plaintiff, provided that Schering shall bear all the expenses of such suit. CIMA will cooperate with Schering in any suit for infringement of a Licensed Patent Right brought by Schering against a third party, and shall have the right to consult with Schering and to participate in and be represented by its own counsel in such litigation at its own expense. Schering shall periodically reimburse CIMA for its reasonable out-of-pocket costs (excluding CIMA's costs of retaining its own counsel) incurred in cooperating with Schering. Schering shall incur no liability to CIMA as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Licensed Patent Rights invalid or unenforceable. In the event that Schering recovers any sums in such litigation by way of damages or in settlement thereof, such recovery shall be (i) first applied to reimburse Schering for its documented out-of-pocket legal expenses relating to the suit, (ii) then applied to reimburse Schering for any lost sales in the Territory during the pendency of such suit (which shall be deemed for purposes hereof to be equal to the sales of infringing products during such period), (iii) then applied to reimburse CIMA for royalty reductions by Schering and (iv) shall thereafter be retained by Schering.

         4.4 Infringement and Third Party Licenses. In the event that Schering's, its Affiliates' or its sublicensees' use of the OraSolv Technology in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed

Product(s) infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other.

         If Schering in good faith concludes that such use of the OraSolv Technology infringes or may infringe a third party's patent, Schering shall negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by Schering [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] but only to the extent of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] in any Calendar Quarter. [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] shall be [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] any [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] CIMA [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] Any [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] can be [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] to subsequent quarters. Schering shall periodically advise CIMA of the status of negotiations under this Section 4.4, and CIMA may provide its comments regarding the negotiations to Schering, with Schering determining, in its sole discretion, whether to incorporate such comments of CIMA into its negotiations with the third party.

         4.5 Third Party Infringement Suit. In the event that a third party sues Schering alleging that Schering's, its Affiliates' or its sublicensees' use of the OraSolv Technology in connection with making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Product(s) infringes or will infringe said third party's patent, then Schering shall defend such suit and, during the period in which such suit is pending, Schering shall have the right to apply up to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of the royalties due CIMA on sales of the allegedly infringing Licensed Product against its litigation expenses, including settlement costs and royalties paid in settlement of any such suit, provided, however, that in the event Schering recovers any such expenses such recovery shall be first applied to pay any royalties applied by Schering against its litigation expenses. CIMA shall have the right to participate in and be represented by its own counsel at its own expense. CIMA or its counsel may provide CIMA's comments regarding the litigation to Schering, and Schering shall determine, in its sole discretion, whether to incorporate such comments into its litigation strategy. Schering shall have sole discretion to settle any such suit, or enter into any consent judgment or other voluntary final disposition of the suit without the consent of CIMA, except that Schering may not enter into any such consent judgment or other voluntary final disposition if such consent judgment or other voluntary final disposition constitutes an admission of CIMA which will foreclose CIMA from raising the issue in any future litigation, without the written consent of CIMA, which consent shall not be unreasonably withheld. Upon Schering's request and in connection with Schering's defense of any such third party infringement suit, CIMA shall provide reasonable assistance to Schering for such defense.

         4.6 Abandonment. Subject to Schering's rights pursuant to Section 4.2, CIMA shall at the earliest known date give notice to Schering of the grant lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights licensed to Schering for which CIMA is responsible for the filing, prosecution and maintenance under this Agreement.

         4.7 Identification of CIMA on Packaging of Licensed Product. Any Licensed Product Manufactured by or on behalf of Schering, if requested in writing by CIMA, shall reference CIMA's name and patent numbers and/or patent application numbers, as listed on Appendix D. In addition, CIMA may request that Schering consent to additional language or markings suggested by CIMA in writing, in order to assist CIMA in obtaining or preserving CIMA's rights in its intellectual property. Schering, in its sole discretion, shall determine whether such additional language or markings shall be added to the packaging. Except as set forth in this Section, there shall be no other references to CIMA on packaging of Licensed Product.

                                    ARTICLE V
                    QUALITY CONTROL AND REGULATORY COMPLIANCE

         5.1 Facility Compliance and Related Matters. CIMA shall maintain the Approved Facility and shall conduct the Development Program and all Manufacturing in compliance with all Laws, including but not limited to GMPs, the Specifications, and any written instructions provided by Schering, at all times during the Term of this Agreement. CIMA shall be responsible for all costs and expenses related to the compliance of the Approved Facility with such Laws, Specifications, and any written instructions provided by Schering. CIMA agrees to manufacture the Licensed Product at the Approved Facility, and not to change the location thereof without Schering's prior written consent, which consent shall not be unreasonably withheld or delayed. In the event CIMA gains access to a second manufacturing facility and Schering desires that CIMA Manufacture Licensed Product at the second manufacturing facility as well as at the Approved Facility, Schering will reimburse CIMA for all reasonable expenses associated with establishing the second manufacturing facility to Manufacture Licensed Product. The parties shall agree in advance in writing to the costs reimbursable to CIMA under this Section.

         5.2 Quality Control Program. CIMA shall maintain a quality control program consistent with GMPs, as required by the applicable Regulatory Authorities in the Territory. CIMA shall, within thirty (30) days of the date of this Agreement, provide Schering with a written description of such program establishing that it has met such GMPs, which may be amended or supplemented from time to time; provided that CIMA gives Schering prompt written notice of such amendments or supplements.

         5.3 Approval for Manufacturing Changes; Third Party Manufacturing. CIMA shall not make any changes in any materials, equipment or methods of production or testing used in the Manufacture of the Licensed Product without Schering's prior written consent, which consent shall not be unreasonably withheld or delayed. CIMA shall notify Schering promptly in writing of any such changes that may be required by GMPs or other applicable Laws in the Territory. CIMA agrees not to contract with any third party to conduct any part or all of the Manufacturing or testing of the Licensed Product without Schering's prior written consent.

         5.4 Retention of Samples. CIMA shall retain a sufficient quantity of each batch of Licensed Product to perform at least two full sets of quality control tests (which shall be in addition to the quality control testing performed by CIMA prior to delivery). CIMA shall maintain samples of each batch in a suitable storage facility until at least the first anniversary of the end of the approved shelf life of all Licensed Product from such batch, or such longer period as may be required under applicable Laws. All such samples shall be available for inspection and testing by Schering or a third party chosen by Schering at its sole discretion, including but not limited to any Affiliate, upon reasonable notice.

         5.5 Batch Failure. CIMA agrees to notify Schering within seventy-two (72) hours of discovery after any batch failure which could result in CIMA's inability to meet Schering's requested delivery dates, or of learning of any failure of any batch of Licensed Product to meet Specifications. CIMA shall notify Schering within seventy-two (72) hours after any failure of a released batch during stability testing. CIMA shall provide Schering with an investigative report setting forth the reasons for the batch failure within seven (7) days of such batch failure.

         5.6 Notification of Regulatory Inspections. CIMA agrees to notify Schering within forty-eight (48) hours after the initiation of any inquiries, notifications, or inspection activity by any Regulatory Authority in regard to the Licensed Product. In furtherance and not in limitation of the foregoing, CIMA shall notify Schering prior to the commencement of any inspection activity by any Regulatory Authority in regard to or potentially related to the Licensed Product, unless such inspection activity is an unannounced inspection. Schering shall have the right to be present at any such inspection, subject to such limitations or restrictions as CIMA may reasonably require to maintain trade secrets of CIMA or confidential information of its customers. Further, CIMA shall provide a reasonable description to Schering of any such governmental inquiries, notifications or inspections promptly (but in no event later than five (5) calendar days) after such visit or inquiry. CIMA shall furnish to Schering, (a) within two (2) days after receipt, any report or correspondence issued by the Regulatory Authority in connection with such visit or inquiry, including but not limited to, any FDA Form 483, Establishment Inspection Report, or warning letter, and (b) copies of any and all responses or explanations to any Regulatory Authority relating to items set forth above, in each case purged only of trade secrets of CIMA or confidential information of its customers prior to the submission of such responses or explanations to any Regulatory Authority by CIMA.

         5.7 Inspection by Schering. Schering shall have the right, during normal business hours and with reasonable advance notice, to visit the Approved Facility for the purpose of observing the Manufacturing, testing, and storage of the Licensed Product, and to inspect for compliance with Laws. CIMA's quality assurance, environmental and other departments shall cooperate with Schering, as necessary and useful, in any inspection conducted pursuant to this Section 5.7.

         5.8 Environmental and Other Laws. Except as otherwise set forth in this Section 5.8, in carrying out its obligations under this Agreement, CIMA shall have sole responsibility for compliance with all applicable Laws, including without limitation environmental and health and safety Laws, as amended from time to time. CIMA shall immediately notify Schering in writing of any event, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge of hazardous wastes or substances, relating to the Manufacture of the Licensed Product that may give rise to liability on the part of CIMA under the Laws or this Agreement. In the event Schering conducts an environmental inspection of CIMA's facility for the purpose of determining compliance with environmental Laws, Schering shall share the results of any such environmental inspection with the Laws and does not constitute a waiver of any right otherwise available to Schering.

                                   ARTICLE VI
                                 PRODUCT RECALL

         6.1 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Licensed Product, or in the event either party hereto determines an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the party notified of or determining the need for such recall or similar action shall, within twenty-four (24) hours, advise the other party thereof by telephone or facsimile. Following notification of a recall, within forty-eight (48) hours, the parties shall discuss whether or not to conduct a recall, and if so, the timing of the recall, the breadth, extent and level of customer to which the recall shall reach, the strategies and notifications to be used, and other related issues. In the event that the parties cannot agree on any such decision, the issue shall be resolved by Schering.

         6.2      Recall Expenses.

                  (a) CIMA shall bear the expenses of any recall to the extent it results from a breach of its obligations hereunder. Such obligation shall only apply to Licensed Product Manufactured by CIMA that is not in compliance with Specifications or written instructions of Schering. Such expenses of recall shall include, without limitation and without duplication, the expenses of notification and destruction or return of the recalled Licensed Product, Schering's costs relating to the testing, packaging, and shipping of the recalled Licensed Product, the agreed upon cost to Schering for the Bulk Active, as set forth in
         Section 6.2 (b) below, and the cost of Package Inserts supplied by Schering and used in the Manufacture of the recalled Licensed Product. In addition, CIMA shall within sixty (60) days replace any such Licensed Product. If CIMA is unable to replace any such Licensed Product within sixty (60) days (or at any time that CIMA fails to deliver the replacement Licensed Product at an agreed upon date, as set forth below), Schering shall have the right, at its sole discretion, to extend the timeframe for delivery of replacement Licensed Product to a mutually agreed upon date, or, in the alternative, to require CIMA to reimburse Schering for all expenses of notification and destruction or return of the recalled Licensed Product set forth above, as well as the sum paid by Schering to CIMA for the Manufacture of the recalled Licensed Product. Such reimbursement shall be made, if requested by Schering, within thirty (30) days of such notice. CIMA shall not be liable for, and Schering hereby waives any right to, any claim by Schering for consequential, incidental, special, or punitive damages, including all claims for lost profits or lost opportunities resulting from any such recall. The rights of Schering under this
         Section 6.2 shall be in addition to, and not in lieu of, any other rights not inconsistent with this Agreement that Schering may have under this Agreement or at law.

                  (b) In order to avoid any issues or disputes regarding the cost of Bulk Active, including but not limited to damages, the parties agree that CIMA's sole obligation with respect to reimbursement to Schering by CIMA for the cost of Bulk Active under this Agreement shall be to pay Schering [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] per gram in order to partially compensate Schering for its cost of Bulk Active. In such event, Schering shall provide CIMA with replacement Bulk Active within a reasonable period of time, it being understood that Schering and its Affiliates have a limited supply of Bulk Active.

                                   ARTICLE VII
                      APPROVAL SUPPORT; REGULATORY MATTERS

         7.1 Approval Support. CIMA shall produce stability batches and validation batches of the Licensed Product, engage in various development activities and perform various tests as reasonably necessary to support Schering's Health Registrations in the Territory, including without limitation, being prepared for the pre-approval inspections by the Regulatory Authorities and performing the other activities as set forth in Appendix C hereto.

         7.2 Filing and Maintenance of the Health Registrations. Schering shall be the sole owner of all Health Registrations. Schering shall have responsibility for the preparation and filing of the Health Registrations, including the CMC, with the applicable Regulatory Authorities. The Health Registrations shall include a designation of CIMA and the Approved Facility as a Manufacturer and Manufacturing site of the Licensed Product. Schering shall provide CIMA with a copy of those sections of the CMC applicable to CIMA to the extent necessary to facilitate its Manufacture of the Licensed Product in accordance with this Agreement and the Health Registrations. In the event Schering subsequently modifies any relevant Health Registration (or the CMC related to the Manufacture of the Licensed Product), it shall notify CIMA of any modifications that affect CIMA's obligations under this Agreement and provide it with copies of applicable sections, or summaries of, such Health Registration (or CMC) supplements or amendments.

         7.3 Regulatory Assistance for Maintaining Filings. CIMA shall provide Schering with such information and assistance as Schering may reasonably require for purposes of applying for and maintaining all relevant Health Registrations for the Licensed Product including without limitation, providing Schering with any or all reports, authorizations, certificates, methodologies, specifications and other documentation in the possession or under the control of CIMA relating to the Development Program and Manufacture of Licensed Product that are reasonably necessary for Schering's filings. CIMA shall not provide such information, data or other intellectual property rights, as they relate to the Licensed Product, to any third party or use such information, data or other intellectual property rights relating to the Licensed Product for any purpose other than performing its obligations under this Agreement.

         7.4 Specifications and Bulk Specifications; Amendments. Schering reserves the right upon thirty (30) day's notice to amend and/or supplement the Specifications and/or Bulk Specifications unilaterally for the purpose of complying with GMPs or applicable Health Registrations, incorporating Improvements, or for any other reasonable business purpose. Schering will provide CIMA with prompt notice of changes in the Specifications and/or Bulk Specifications required by Regulatory Authorities. Subject to agreement on the respective responsibilities of the parties for equitable costs associated with implementing any changes, CIMA shall implement any changes in the Specifications and/or Bulk Specifications within a mutually agreed upon and reasonable time frame. The costs of implementing changes in the Specifications and/or Bulk Specifications shall be agreed by the parties in advance in writing. Without limiting the foregoing, with respect to amendments of the Specifications and/or Bulk Specifications required by Regulatory Authorities that are not specific to the Licensed Product, such costs shall be allocated to Schering equitably and in a manner generally consistent with other customers of CIMA.

         7.5 Complaints or Adverse Experiences. CIMA agrees to notify Schering by phone within twenty-four (24) hours (and in writing within forty-eight (48) hours) of the receipt of any complaints and reports of adverse drug events ("AEs") associated with the Manufacture of Licensed Product by CIMA.

         With respect to complaints and reports of adverse drug events ("AEs") associated with the Manufacture of Licensed Product by CIMA, Schering shall have primary responsibility for fielding, investigating and responding to all Licensed Product complaints and AEs. CIMA's quality assurance department shall cooperate with Schering, as necessary and useful, to investigate such complaints or AEs and to provide such information including without limitation, providing Schering with the information and complying with the policy set forth on Appendix I hereto, as amended from time to time by

Schering, or assistance as is requested by Schering in order to support Schering's compliance with AE's, field alert and other reporting requirements imposed by the Regulatory Authorities. The parties shall exchange reports on the resolution of complaints monthly, or more frequently if requested by Schering. CIMA shall cooperate with Schering in investigating and responding to Licensed Product complaints and CIMA shall assume all responsibility for investigating and preparing initial responses to complaints or AEs which are determined to result from the Manufacture of the Licensed Product by CIMA and shall provide responses, which shall include any revisions of the initial responses, to Schering for submission to the Regulatory Authority. CIMA shall report to Schering on a monthly basis, or more frequently if requested by Schering, on all actions that CIMA is taking, if necessary, to prevent future complaints of the same type. In the event the parties' expenses to undertake the activities described in this paragraph result in, or may result in, extraordinary costs of investigation or testing (other than expenses associated with the resolution of Manufacturing problems of CIMA), Schering and CIMA agree to negotiate whether to incur, and how to allocate, such costs.

         7.6      Record Keeping.

                  (a) Development Program and Manufacturing Records. CIMA shall maintain all records necessary to comply with the Laws and in accordance with the Health Regulations, including but not limited to those relating to the Development Program and the Manufacturing of Licensed Product. Without limitation, CIMA shall prepare and adhere to batch process documentation consistent in accordance with Laws, its normal procedures, and Section 7.6(b) below. All such records shall be maintained for the longest period as may be required by the Laws; provided, however, that all records relating to the Manufacture, stability and quality control of each batch of the Licensed Product shall be retained at least until the first anniversary of the end of the approved shelf life for all Licensed Product from such batch. Prior to destruction of any record relating to the Licensed Product, CIMA shall give notice to Schering, which shall have the right to request delivery of such record to Schering at Schering's expense.

                  (b) Batch Documentation and Master Batch Record. Prior to the Manufacture of any Licensed Product, CIMA shall prepare a form of master batch record, which must be approved by Schering in writing before any Manufacture of any Licensed Product.

         Such documentation shall include, without limitation, copies of batch records, a statement setting forth that the batch of Licensed Product was Manufactured in compliance with GMP's, release information and recertification dates for all Active Ingredient and Raw Materials, batch reconciliation and yield calculations, applicable variance reports, and such other information as may be reasonably requested by Schering from time to time ("Batch Documentation"). An authorized employee in CIMA's Quality Assurance department shall sign all Batch Documentation, and print his or her name, title and contact information.

                  (c) Deliveries to Schering. All Batch Documentation, as well as the Master Batch Record, relating to the Development Program shall be sent to:

                        Schering-Plough Research Institute 2015 Galloping Hill Road, K-11-2, J3 Kenilworth, New Jersey 07033 Attention:
                        Stanley Zweibel, Manager of Operations.

                  (d) All Batch Documentation, as well as the Master Batch Record, relating to the commercial supply of Licensed Product in the United State shall be sent to:

                        Schering Corporation 2000 Galloping Hill Road, K-2-1 Kenilworth, New Jersey 07033 Attention: Tom Jacobs, Manager of Operations.

         7.7 CIMA Approvals. Except as otherwise specifically set forth in this Agreement, CIMA shall be responsible for obtaining and maintaining all approvals, licenses and permits from the Regulatory Authorities and any other governmental authorities required in connection with the performance of its obligations hereunder.

                                  ARTICLE VIII
                     SUPPLY OF BULK ACTIVE AND RAW MATERIALS

         8.1 Schering Obligation. Schering shall supply to CIMA, at Schering's sole expense, the Bulk Active and Package Inserts, or procure the supply of the Bulk Active and Package Inserts for CIMA, at Schering's sole expense, in quantities sufficient to Manufacture the Licensed Product for which Schering has placed firm orders pursuant to Article IX hereof, subject to Schering's ability to obtain a sufficient supply of the Bulk Active. Schering will supply CIMA with the Bulk Active and Package Inserts no less than ninety
(90) days prior to the date of Manufacture. Schering shall notify CIMA in the event that a shortage of the Bulk Active is likely to impact Schering's ability to supply pursuant to this Section 8.1.

         8.2 CIMA Obligation. Other than Package Inserts, CIMA shall be responsible for procuring the supply of all Raw Materials and Packaging Components that comply with the Specifications as well as the specifications for packaging as set forth on Appendix F, that are necessary for the Manufacture of Licensed Product in accordance with this Agreement.

         8.3 Acceptance of Bulk Active. Each delivery of Bulk Active to CIMA will be accompanied by a certificate of analysis and CIMA shall not incorporate any Bulk Active into the Manufacture of the Licensed Product that is not accompanied by a certificate of analysis. Before incorporating any Bulk Active into the Manufacture of the Licensed Product, CIMA shall conduct such quality control inspection and testing as it deems necessary, which tests shall include those tests set forth in the Bulk Specifications and/or written instructions provided by Schering from time to time. CIMA shall promptly (and in any event within twenty (20) business days of delivery of Bulk Active) notify Schering of any defective Bulk Active which does not meet the Bulk Specifications. Absent any such notification, CIMA shall be deemed to have accepted the Bulk Active supplied by Schering as of the date of delivery.

         8.4 Storage and Formulation of Bulk Active and Raw Materials; Ownership of Bulk Active. CIMA shall store the Bulk Active and Raw Materials used in the Manufacture of the Licensed Product under suitable conditions at the Approved Facility, including those set forth on Appendix J, as amended from time to time by Schering, at its reasonable discretion. The Bulk Active shall at all times remain the property of Schering, and CIMA shall indemnify and hold harmless Schering against any expenses, claims, demands or costs arising out of any loss or damage to the Bulk Active after it has been delivered to CIMA, to the extent that such losses or damages result from the negligent or intentional acts of CIMA, its employees and/or agents, except for Yield Losses which the parties agree are acceptable, as set forth below.

         8.5 Yield Losses. CIMA shall use its commercially reasonable efforts to minimize Yield Losses. The parties shall agree in writing upon the Yield Loss of the Bulk Active that shall not be exceeded on an annual basis. CIMA shall be responsible for excess Yield Loss. Periodically, but not less than annually, CIMA shall provide Schering with a written accounting of the disposition of each lot of Bulk Active provided by Schering, utilizing a format mutually agreed upon by the parties.

                                   ARTICLE IX
                         SUPPLY OF MANUFACTURED PRODUCT

         9.1 Supply of Schering's Requirements. Subject to the terms and conditions of this Agreement, including Schering's obligations to provide Bulk

Active, CIMA shall Manufacture and supply to Schering, and Schering shall purchase from CIMA, Schering's Requirements of Licensed Product.

         9.2 Good Faith Forecasts. At the time of an NDA filing (or Supplemental NDA filing), Schering shall provide CIMA with a written eighteen
(18) month forecast estimating Schering's monthly Requirements of the Licensed Product, broken down to set forth Requirements by dosage strength (and the desired delivery dates therefor). Thereafter, on or before the first day of each calendar quarter during the Term hereof, Schering shall provide CIMA with an updated written rolling forecast estimating Schering's monthly Requirements of the Licensed Product (and the desired delivery dates therefor) for the succeeding eighteen (18) month period. Such rolling forecasts shall include the forecast from the previously forecasted fifteen (15) month period in addition to a forecast for the new calendar quarter added. Such estimates shall be prepared in good faith, but shall not be binding on Schering. Schering shall not be responsible for any loss or expense incurred by CIMA arising from such forecasts.

         9.3 Purchase Orders. Schering shall issue to CIMA firm purchase orders for each delivery, not later than three (3) months prior to the forecasted delivery date, and provide CIMA with the Bulk Active no later than ninety (90) days prior to the forecasted delivery date. The quantities ordered shall not be less than seventy-five percent (75%) nor more than one hundred twenty-five percent (125%) of the quantities set forth in the preceding quarterly good faith forecast. Subject to the terms of this Agreement, Schering shall be obligated to purchase, and CIMA shall be obligated to sell, such quantities of the Licensed Product as are set forth in the purchase order, on the delivery schedule set forth therein. In the event that the terms of any such purchase order are not consistent with this Agreement, the terms of this Agreement shall prevail. In the event that the amount of the purchase order exceeds 125% of the most recent good faith forecast, then CIMA shall make all commercially reasonable efforts to modify its production schedule so as to deliver such additional quantities of Licensed Product to Schering as soon as practicable. CIMA shall promptly confirm receipt of the purchase order as well as the delivery dates contained in the purchase order by written acknowledgment. If CIMA provides Schering with written notice of issues relating to the delivery schedule set forth in the purchase order, the parties agree to negotiate in good faith to modify the delivery dates to reasonably accommodate CIMA's manufacturing schedule and Schering's requested delivery schedule, provided that nothing in this paragraph shall be interpreted to modify or eliminate the parties' respective obligations to purchase or sell, as the case may be the quantities of Licensed Product (not be less than seventy-five percent (75%) nor more than one hundred twenty-five percent (125%)) set forth in the preceding quarterly good faith forecast.

         9.4 Stoppage Due to Good Cause. Upon Schering's written notice, CIMA shall stop a scheduled production run of the Licensed Product, provided that such request is based upon good cause. Good cause is deemed to include CIMA's failure to comply, or its inability to assure compliance with, any Laws, including but not limited to any GMPs, the Specifications, or any written instructions provided by Schering. Exercise by Schering of its rights under this
Section 9.4 shall not prejudice any other rights or remedies that Schering may have at law or under this Agreement.

         9.5      Schering Option to Manufacture.

                  (a) Option Notice. At any time on or after the third anniversary of the First Commercial Sale of the Licensed Product in any country, Schering, at its sole discretion, shall have the option to assume all Manufacturing of the Licensed Product. Schering shall provide CIMA with a minimum of six (6) months' prior written notice of its exercise of such option (the "Option Notice"). CIMA shall provide information concerning the process and personnel time for a technology transfer. This will allow the parties to address the issue of payment, if any, for personnel time of CIMA relating to the transfer.

                  (b) Protocol. Following CIMA's receipt of the Option Notice, the parties shall establish a mutually acceptable protocol for transfer of the CIMA Know-How necessary to enable Schering to assume responsibility for the Manufacture of the Licensed Product. This shall include, among other things, the identification of all machinery necessary to Manufacture the Licensed Product, the time necessary for the machinery to be delivered, installed and validated, the training necessary to Manufacture the Licensed Product, the estimated transfer period for the CIMA Know-How ("Transfer Period") and the criteria for determining when the CIMA Know-How has been successfully transferred (the "Protocol"). Both parties shall diligently follow the Protocol, and advise the other party in a timely manner of any difficulties encountered. The Protocol shall be modified only in writing, and the parties agree to modify the Protocol as necessary to accomplish the transfer of the CIMA Know-How. During the Transfer Period and throughout the Term of this Agreement, CIMA shall provide such reasonable assistance to Schering as is necessary for Schering to Manufacture the Licensed Product.

                  (c) Technical Liaison. CIMA and Schering shall each designate one (1) senior employee as technical liaison to handle all technical matters and communications relating to the transfer and implementation of Manufacturing technology during the Transfer Period.

                  (d) Transfer Payments. In the event of Schering's exercise of its option under this Section 9.5, Schering shall pay CIMA the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] fee set forth in
         Section 3.1. The payment of the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] fee shall be made as follows:

                  [***CONFIDENTIAL TREATMENT        Within thirty (30) days
                  REQUESTED, PORTION OMITTED        after Schering's delivery of
                  FILED SEPARATELY WITH THE         the Option Notice
                  SECURITIES AND EXCHANGE
                  COMMISSION.***]
                  [***CONFIDENTIAL TREATMENT        Within thirty (30) days
                  REQUESTED, PORTION OMITTED        after establishment of the
                  FILED SEPARATELY WITH THE         Protocol
                  SECURITIES AND EXCHANGE
                  COMMISSION.***]
                  [***CONFIDENTIAL TREATMENT        Within thirty (30) days of
                  REQUESTED, PORTION                Schering completing three
                  OMITTED FILED SEPARATELY          full-size validation
                  WITH THE SECURITIES               batches for each Licensed
                  AND EXCHANGE                      Product that comply with all
                  COMMISSION.***]                   Laws

                  Schering's royalty obligation set forth in Section 3.2 shall continue in accordance with the terms of this Agreement and payment of the payments set forth in this Section 9.5 shall not impact Schering's obligation to pay such royalties.

                  (e) Except for direct personnel costs and reasonable out of pocket costs incurred by CIMA in connection with its obligations under this Section 9.5 and agreed upon in writing in advance of the Transfer Period by the parties, Schering shall not be responsible for any costs incurred by CIMA relating to the Transfer Period. CIMA shall comply with Schering's guidelines for reimbursement of expenses set forth on Appendix K.

                  (f) After the Transfer Period has been completed, notwithstanding anything else to the contrary contained in this Agreement, Schering may, without any additional payments to CIMA, subcontract Manufacture of the Licensed Product to a third party at any time, including but not limited to Affiliates of Schering, and provide a limited nontransferable license to any such third party to the CIMA Know-How, solely to fulfill its Manufacturing obligations to Schering.

                  (g) Nothing in this Section 9.5 shall be interpreted to provide Schering with any rights to utilize the CIMA Know-How other than for those license rights set forth in Section 2.1, or to amend the parties' confidentiality obligations set forth in Article XII.

                                    ARTICLE X
                          DELIVERY AND RELATED MATTERS

         10.1 Certificate of Analysis. CIMA shall provide Schering with each shipment of Licensed Product a certificate from CIMA's quality assurance department that includes the results of quality control testing in accordance with the Specifications and which indicates that the Licensed Product contained in the shipment meets the specifications set forth in the Specifications.

         10.2 Risk of Loss. Delivery of each shipment of the Licensed Product shall be made EXW. CIMA shall arrange for transportation of the Licensed Product to a destination designated by Schering and by a common carrier designated by Schering.

         CIMA shall clear the shipment for export and obtain, at its own risk and expense, any export license or other official authorization and carry out, where applicable, all customs formalities necessary for the export of the Product. Schering shall obtain, at its own risk and expense, any import license or other official authorization required and carry out, where applicable, all customs formalities for the import of the Product. Title to and risk of loss of the Licensed Product shall pass to Schering at the time of delivery to the carrier. CIMA shall promptly invoice Schering for all Licensed Product shipped.

         10.3 Storage. CIMA, at its own expense, for a period not to exceed fifteen (15) days, shall maintain adequate and reasonably segregated facilities for storage of the Licensed Product pending delivery to the designated carrier pursuant to Section 10.2 hereof.

         10.4     Delay and Failure to Supply.

                  (a) In the event that CIMA shall have reason to believe that it will be unable to supply Schering with the full quantity of the Licensed Product forecasted to be ordered or actually ordered by Schering in a timely manner, CIMA shall promptly (and in any event within thirty (30)

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         business days) notify Schering thereof. If CIMA shall so notify
         Schering, or if CIMA shall fail to provide Schering with adequate assurances of timely performance upon Schering's request therefor (regardless of whether past performance has complied herewith or not), Schering and CIMA shall promptly meet to discuss how to thereafter supply Schering's Requirements in a timely manner.

                  (b) In the event of a Supply Failure, CIMA shall exercise diligent efforts to resume production as quickly as possible and shall notify Schering in writing upon resumption of production, whereupon it shall supply Schering with such modified requirements for the Licensed Product as Schering may have for the remaining Term of this Agreement.

                  (c) Notwithstanding the foregoing, the parties agree that a Supply Failure shall be a material breach of this Agreement.

         10.5 Rejection. Schering shall promptly (and in any event within forty-five (45) days after delivery) notify CIMA of any Licensed Product which did not, at the time of delivery to the carrier designated by Schering, comply with the covenants in Section 13.3(a). If Schering claims that any shipment of Licensed Product did not, at the time of delivery to the carrier designated by Schering, meet the representations and warranties in Section 13.2, or covenants set forth in Sections 13.3 (and in any event within forty-five (45) days after discovery), Schering shall promptly notify CIMA. If CIMA agrees with Schering's claim, CIMA at its option shall either replace such Licensed Product or reimburse Schering for any payment Schering may have made to CIMA for such Licensed Product and for any out-of-pocket expense Schering may have incurred with respect thereto prior to its discovery of the defect, including without limitation shipping, insurance and taxes. In either case, CIMA shall reimburse or credit Schering (as Schering shall elect), at the agreed upon cost to Schering, for the Bulk Active as set forth in Section 6.2(b), destruction costs, and the cost of Package Inserts, used in the non-conforming Licensed Product. If Schering and CIMA are unable to agree as to whether such Licensed Product met the warranties or whether CIMA complied with the covenants, the parties shall cooperate to have the Licensed Product in dispute analyzed by an independent testing laboratory of recognized repute jointly selected by Schering and CIMA. If the Licensed Product is determined to meet the Specifications, then Schering shall bear the cost of the independent laboratory testing and pay for the Licensed Product in accordance with this Agreement. If the Licensed Product is determined not to have met the Specifications at time of delivery, then CIMA shall bear the cost of the independent laboratory testing. In addition, CIMA shall either replace the rejected Licensed Product within sixty (60) days after the date of such determination, at no cost to Schering, or refund or credit, as designated by Schering, the price paid for such Licensed Product plus any

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applicable delivery charges, including, without limitation, shipping, insurance and taxes, within sixty (60) days after written notice from Schering. If CIMA is unable to replace any such Licensed Product within sixty (60) days (or at any time that CIMA fails to deliver the replacement Licensed Product at an agreed upon date, as set forth below), Schering shall have the right, at its sole discretion, to extend the timeframe for delivery of replacement Licensed Product to a mutually agreed upon date, or, in the alternative, to require CIMA to reimburse Schering for the price paid for such Licensed Product plus out-of-pocket expense Schering may have incurred. Such reimbursement shall be made, if requested by Schering, within thirty (30) days of such notice. In either case, CIMA shall reimburse or credit Schering (as Schering shall elect), at the agreed upon cost to Schering, for the Bulk Active (as set forth in Section 6.2(b)) and Package Inserts used in the non-conforming Licensed Product, as well as destruction costs. Such laboratory costs, refund, credit or replacement shall constitute CIMA's sole and exclusive liability for claims under this Section 10.5.

                                   ARTICLE XI
                                     PAYMENT

         11.1 Price. The Price to be paid by Schering to CIMA for the Licensed Product for commercial supply of the Licensed Product shall be as set forth on Appendix G hereto, as adjusted pursuant to this Article XI, and shall be made in United States dollars within thirty (30) days from date of invoice therefor.

         11.2     Price Adjustment.

                  (a) The Price shall be effective from the first date that CIMA Manufactures Licensed Product pursuant to Article IX ("Manufacturing Date") and shall be effective through December 31, [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. Thereafter, subject to Section 11.2 (c) hereof, the Price shall be subject to an annual review, initiated by CIMA as set forth below. Such annual review shall take into account any increase or decrease in CIMA's costs of labor, raw materials and/or components directly allocable to the Manufacture of the Licensed Product ("Raw Materials"), and Overhead, with all such allocable costs being calculated in an equitable manner, in accordance with CIMA's accounting principles and reasonably acceptable to Schering at the time of execution of this Agreement, consistent with generally accepted accounting principles, and on the same basis and utilizing the same criteria as for other pharmaceutical products of CIMA that are subject to similar pricing adjustments.

                  CIMA shall determine the amount of any increase or decrease by no later than the following February 28, and CIMA shall notify Schering of such amount in writing at that time. If Schering disagrees with the price adjustment, Schering shall notify CIMA in writing on or before March 31, and the parties shall discuss and resolve any issues relating to the price adjustment. Licensed Product delivered to Schering between January 1 and February 28 each year, and during any time period that the parties are resolving issues relating to the price adjustment, shall be invoiced to Schering at the price applicable to Licensed Product delivered to Schering during the immediately preceding calendar year. Then on or about February 28 of each year, or within thirty (30) days following the parties' resolution of issues relating to the price adjustment, CIMA shall transmit to Schering a corrected invoice for Licensed Product delivered between January 1 and February 28 of each year, and during any time period that the parties were resolving issues relating to the price adjustment, taking into account the final amount of any such price increase or decrease, and setting forth the applicable additional charges or credits.

                  (b) Without limiting the foregoing, the parties hereto acknowledge that significant cost reductions may be available to CIMA through improvements in the technology for Manufacturing the Licensed Product, through negotiated changes in applicable regulatory standards or specifications with Regulatory Authorities or otherwise. In the event that any cost reductions are realized, then the parties shall agree on a mechanism by which the benefits of such cost reductions are equitably allocated to the parties, taking account of their relative contributions to the cost reduction. Further, CIMA agrees to use commercially reasonable efforts to obtain competitive prices for Raw Materials, materials used in the manufacture of Packaging Components, and services from any qualified third party vendor.

                  (c) If, within thirty (30) days following CIMA's receipt of Schering's notice that Schering disagrees with the suggested price adjustment, the parties are unable to reach agreement on a Price adjustment, Schering shall appoint an Independent Auditor, who shall be reasonably acceptable to CIMA, to determine the adjusted Price. The Independent Auditor's determination of the adjusted Price shall reflect any net increase or decrease in CIMA's costs of labor, Raw Materials, and Overhead. CIMA shall promptly make its cost documentation available on a confidential basis to the Independent Auditor, and both parties shall submit in writing to the Independent Auditor a proposed adjusted Price. The parties agree that the determination by the Independent Auditor of the adjusted Price shall be final and binding, subject to
         Section 11.3
         hereof. The fees and disbursements of the Independent Auditor shall be borne by the party whose proposed adjusted Price differs most from the adjusted Price as determined by the Independent Auditor.

         11.3 Maximum Price Increase. Any increase or decrease in the costs of Raw Materials, as such term is defined in Section 11.2, shall be passed directly on to Schering by CIMA, and Schering shall be responsible for the entire increase in such costs, subject to Schering's audit and other rights set forth in Section 11.2(c), or, alternatively, Schering shall receive the entire benefit from any decrease in such costs. In no event shall the weighted average percentage of increased costs attributable to CIMA's Overhead and labor costs combined, stated as a percentage of the then-current Price, exceed the lesser of either (i) the increase, if any, in the national Producer's Price Index, as reported in the Wall Street Journal, for the calendar year immediately preceding the proposed price increase; or (ii) [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***].

         11.4 Taxes. Schering shall pay any applicable taxes or duties relating to Bulk Active. CIMA and Schering agree to cooperate in order to minimize, in the manner permitted under applicable tax and customs Laws, the taxes (including value-added taxes) and duties associated with the importation and/or exportation of the Bulk Active and the Licensed Product, as the case may be.

                                   ARTICLE XII
                         CONFIDENTIALITY AND PUBLICATION

         12.1     Confidentiality.

                  (a) Nondisclosure Obligation. Each of CIMA and Schering shall use only in accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other party, without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

                        (i) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

                        (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party;

                        (iii) is subsequently disclosed to the receiving party
                  by a third party who has the right to make such disclosure;

                        (iv) is developed by the receiving party independently of Proprietary Information or other information received from the disclosing party and such independent development can be documented by the receiving party;

                        (v) is disclosed to any institutional review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Active Ingredient and/or Licensed Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

                        (vi) is required by Law, or order of any governmental authority or agency to be disclosed by a party, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

                  (b)   Disclosure to Agents. Notwithstanding the provisions of
         Section 12.1(a) and subject to the other terms of this Agreement, Schering shall have the right to disclose CIMA Proprietary Information to Schering's sublicensees, agents, consultants, Affiliates or other third parties (collectively "Agents") in accordance with this Section 12.1(b). Such disclosure shall be limited only to those Agents directly involved in the research, development, manufacturing, marketing or promotion of Licensed Product(s) (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. The term of confidentiality and non-use obligations for such Agents shall be no less than ten (10) years following the termination or expiration of this Agreement. Schering shall be responsible for any breach of this confidentiality provision by its agents.

                  (c) Disclosure to a Third Party. Notwithstanding anything herein to the contrary, CIMA shall not disclose, provide or transfer to any third party without the prior written approval of Schering (i) any Schering Know-How, or (ii) any CIMA Know-How relating to the combination of the OraSolv Technology and Active Ingredient.

         12.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and, except as provided in Section 12.1, may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions hereof, without the prior written consent of the other party. The parties shall agree on a form and timing of the initial press release that may be used by either party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange including, without limitation, NASDAQ. In such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

         12.3 Publication. Schering and CIMA each acknowledge the potential benefit in publishing results of certain studies to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. No publication of a party's Proprietary Information may be made by the other party without the prior written consent of such party. The parties agree that Schering, its Affiliates, employees or consultants shall be free to make any publication which does not disclose CIMA's Proprietary Information, and CIMA shall be free to make any publication which does not (i) disclose Schering's Proprietary Information; or (ii) substantially relate to the Licensed Product or the Active Ingredient. In the event that any proposed publication (as defined below) discloses Proprietary Information, the following procedure shall apply: either party, its Affiliates, employees or consultants wishing to make a publication shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. For purposes of this Agreement, the term "publication" shall include, without limitation, abstracts and manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet or World Wide Web. The reviewing party shall have the right (i) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (ii) to request delay of the publication or presentation in order to protect patentable information. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period not less than eighteen

(18) months from the filing date of the first patent application covering the information contained in the proposed publication or presentation. If the reviewing party requests modifications to the publication, the publishing party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

         12.4 Oral Disclosure of Propriety Information. When Propriety Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party within twenty (20) business days of disclosure to the receiving party.

                                  ARTICLE XIII
                         REPRESENTATIONS AND WARRANTIES

         13.1 Representations and Warranties of Each Party. Each of CIMA and Schering hereby represents and warrants to the other party hereto as follows:

                  (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

                  (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

                  (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                  (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                  (e) except for the Health Registrations required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any Law applicable to such party; and

                  (f) this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

         13.2 CIMA's Representations and Warranties. CIMA hereby represents and warrants to Schering as follows:

                  (a) the Licensed Patent Rights are subsisting and are not invalid or unenforceable, in whole or in part, in countries set forth on Appendix L, and, to the best knowledge of CIMA, are subsisting and are not invalid or unenforceable, in whole or in part, in any other country;

                  (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

                  (c) In the countries set forth on Appendix L, and, to the best knowledge of CIMA, in countries other than countries set forth on Appendix L, it is the sole and exclusive owner of the Licensed Patent Rights, all of which are free and clear of any liens, charges and encumbrances, other than license rights granted to other parties which are not inconsistent with the license rights granted hereunder, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Licensed Patent Rights or CIMA Know-How, whatsoever;

                  (d) To the best of its knowledge, it is the sole and exclusive owner of the CIMA Know-How, all of which is free and clear of any liens, charges and encumbrances, other than license rights granted to other parties which are not inconsistent with the license rights granted hereunder, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership or use of the CIMA Know-How which in any manner interferes with or will interfere with the ability of Schering to practice the Licensed Patent Rights;

                  (e) it has not assigned, transferred, conveyed or otherwise encumbered, and during the Term of this Agreement will not assign, transfer, convey or otherwise encumber, its right, title and interest in the Licensed Patent Rights in any manner that interferes with or will interfere with the ability of Schering to practice the Licensed Patent Rights;

                  (f) it has not assigned, transferred, conveyed or otherwise encumbered, and during the Term of this Agreement will not assign, transfer, convey or otherwise encumber, its right, title and interest in the CIMA Know-How in any manner that interferes with or will interfere with the ability of Schering to practice the Licensed Patent Rights;

                  (g) to the best of its knowledge, as of the date hereof, the Licensed Patent Rights and CIMA Know-How, and the development, manufacture, use, distribution, marketing, promotion and sale of Licensed Product, do not interfere or infringe on any intellectual property rights owned or possessed by any third party;

                  (h) to the best of its knowledge, as of the date hereof, there are no third party pending patent applications which, if issued, may cover the use of the OraSolv Technology in connection with development, manufacture, use or sale of Licensed Product;

                  (i) to the best of its knowledge, as of the date hereof, there are no claims, judgments or settlements against or owed by CIMA, or pending or threatened claims or litigation, relating to the Licensed Patent Rights or CIMA Know-How;

                  (j) as of the date hereof, it has no knowledge of any circumstances that would materially and adversely affect the commercial utility of the Licensed Product and/or the use of the OraSolv Technology in combination with Active Ingredient, or that would render Schering liable to a third party for patent infringement as a consequence of Schering's sale of Licensed Product;

                  (k) there are no collaborative, licensing, material transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which it or any of its Affiliates are party relating to the combination of the OraSolv Technology and Active Ingredient, nor has it granted any rights to any third party with respect to such combination; and

                  (l) as of the date hereof, it is in compliance in all material respects with any agreements with third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the OraSolv Technology.

         13.3     CIMA Covenants. CIMA hereby agrees as follows:

                  (a) at the time of delivery of the Licensed Product to the designated carrier pursuant to this Agreement, the Licensed Product shall (i) have been Manufactured, stored and shipped in accordance with applicable Laws in the Territory; (ii) have been Manufactured in accordance with the Specifications, any written instructions provided by Schering, and the CMC; (iii) not be adulterated or misbranded under the FDCA or the Laws; and (iv) be in good and usable condition;

                  (b) it will have good and marketable title, free and clear of any liability, pledge, lien, restriction, claim, charge, security interest or other encumbrance, to all Licensed Product delivered to the designated carrier pursuant to this Agreement;

                  (c) it and/or its Affiliates shall neither use nor seek to register any trademarks which are confusingly similar to any Schering Trademark, or any other trademarks, trade names, trade dress or logos used in connection with the Licensed Product;

                  (d) it will inform Schering in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in [sec]306 of the FDCA, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of CIMA's knowledge, is threatened, relating to the debarment or conviction of CIMA or any person performing services hereunder; and

                  (e) during the Term of this Agreement, it will use best efforts not to diminish the rights under the Licensed Patent Rights and CIMA Know-How licensed to Schering hereunder, including, without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the OraSolv Technology in connection with the Licensed Product(s) and that it will provide Schering promptly with notice of any such alleged breach.

         13.4 Schering's Representations and Warranties. Schering hereby represents and warrants to CIMA as follows:

                  (a) to the best of its knowledge, it is the sole and exclusive owner and/or licensee of all rights to Active Ingredient which is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to Active Ingredient, whatsoever;

                  (b) to the best of its knowledge, Active Ingredient and the development, manufacture, use, distribution, marketing, promotion and sale of Active Ingredient does not interfere or infringe on any intellectual property rights owned or possessed by any third party;

                  (c) there are no claims, judgments or settlements against or owed by Schering or pending or threatened claims or litigation relating to Active Ingredient; and

                  (d) it will launch the Licensed Product within a commercially reasonable period of time after approval of all Health Registrations necessary to sell the Licensed Product in the Territory.

         13.5 Schering Covenants. Schering hereby agrees that it will use diligent efforts for obtaining and maintaining all Health Registrations necessary to sell the Licensed Product in the Territory and launch the Licensed Product within a commercially reasonable period of time after approval of all Health Registrations necessary to sell the Licensed Product in the Territory.

         13.6 Covenants of Each Party. Each of the parties hereby agrees as follows:

                  (a) it shall comply with all applicable Laws relating to its activities under this Agreement; and

                  (b) during the Term of this Agreement it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the FDCA or been excluded from participating in a federal health care program, including, without limitation, the Medicare or Medicaid programs.

         13.7 Continuing Representations. The representations and warranties of each party contained in Sections 13.1, 13.2 and 13.4 shall survive the execution of this Agreement and shall remain true and correct after the date hereof with the same effect as if made as of the date hereof.

         13.8 No Inconsistent Agreements. Neither party has in effect and after the Effective Date neither party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

         13.9 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the

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parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

                                   ARTICLE XIV
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

         14.1 Indemnification by Schering. Schering shall indemnify, defend and hold harmless CIMA and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "CIMA Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees) (collectively, a "Liability"), subject to the limitations in Section 14.5 which the CIMA Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) Schering's negligent acts and/or omissions related to the marketing, distribution and sale of the Active Ingredient or Licensed Product, (ii) the sale or use of the Licensed Product, except to the extent that such liability is attributable to the CIMA Know-How and/or the Licensed Patent Rights, or (iii) any breach of Schering's covenants, representations and warranties hereunder by Schering, its Affiliates or sublicensees. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any CIMA Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of CIMA, its Affiliates, or any of their respective employees, officers, directors or agents.

         14.2 Indemnification by CIMA. CIMA shall indemnify, defend and hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Schering Indemnified Party") from and against any Liability, subject to the limitations in Section 14.5, which the Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) Schering's use of the CIMA Know-How and/or the Licensed Patent Rights (subject to Schering's rights under
Section 4.5) (ii) negligent acts and/or omissions by CIMA and/or its Affiliates related to the development or Manufacture of Licensed Product by CIMA or the failure of Licensed Product Manufactured by CIMA to meet the Specifications set forth in Appendix H hereto, or (iii) any breach of CIMA's covenants, representations and warranties hereunder. Notwithstanding the foregoing, CIMA shall have no obligation under this Agreement to indemnify, defend or hold harmless any Schering Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Schering, its Affiliates, or any of their respective employees, officers, directors or agents.

         14.3 Conditions to Indemnification. The obligations of the indemnifying party under Sections 14.1 and 14.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability; provided, however, that any delay on the part of a party to provide notice to the indemnifying party shall not relieve the indemnifying party of its obligation to indemnify unless the indemnifying party has been materially prejudiced by such delay. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

         14.4 Settlements. Neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

         14.5 Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, punitive, exemplary or consequential damages.

         14.6 Insurance. Each party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability and contractual liability insurance, to cover such party's obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

                                   ARTICLE XV
                              TERM AND TERMINATION

         15.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the parties or pursuant to Sections 15.2 or 15.3 below, the Term of this

Agreement shall continue in effect in each country in the Territory until the later of (i) ten (10) years after the First Commercial Sale of the Licensed Product in each such country or (ii) expiration of the last to expire Licensed Patent Right incorporating a Valid Claim in each such country. Upon expiration of this Agreement due to expiration of the last to expire Licensed Patent Right incorporating a Valid Claim, Schering's licenses pursuant to Section 2.1 and 2.2 shall become fully paid-up, perpetual licenses, provided, however, that CIMA's exclusive right to Manufacture shall continue unless Schering has exercised its option to Manufacture under Section 9.5 of this Agreement.

         15.2     Termination by Schering.

                  (a) Notwithstanding anything contained herein to the contrary, Schering shall have the unilateral right to terminate this Agreement, without cause, at any time by giving ninety (90) days advance written notice to CIMA, or one hundred and eighty (180) days advance written notice at any time after the first good faith forecast provided by Schering pursuant to Section 9.2. In the event of the exercise by Schering of such termination rights, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date shall terminate and all rights to Licensed Patent Rights and CIMA Know-How shall revert to CIMA.

                  (b) In the event the ownership or control of CIMA is to be acquired by a pharmaceutical company, CIMA shall promptly notify Schering in writing to that effect, and to the extent practicable and within CIMA's control, it shall provide such notice not less than sixty
         (60) days prior to such transfer of control. For the avoidance of doubt, CIMA shall have the obligation to disclose to any such pharmaceutical company that it is obligated to provide the notice set forth in this Section, and CIMA shall not provide, in any such agreement with a pharmaceutical company, that such notice will be delayed or omitted. Schering shall have the unilateral right, but not the obligation, by giving sixty (60) days' advance written notice to CIMA to terminate this Agreement following receipt of such notice. Such right shall terminate one hundred and twenty (120) days following Schering's receipt of notice of such transfer of control. CIMA shall use best efforts to ensure that such acquiring party does not have any access to any of Schering's Proprietary Information. For purposes of this section, control shall mean the ability to control the management decisions of CIMA, and the direct or indirect acquisition of thirty percent (30%) or more of CIMA's stock shall be deemed control.

         15.3     Termination.

                  (a) Termination for Cause. This Agreement may be terminated by written notice by either party at any time during the Term of this
         Agreement:

                        (i) subject to Section 16.2, if the other party is in breach of its material obligations hereunder and has not cured such breach within ninety (90) days after notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach or initiated actions reasonably expected to cure the cited failure within ninety (90) days of receiving notice and thereafter diligently pursued such actions to cure the failure (even if requiring longer than the ninety (90) days set forth in this subsection); or

                        (ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party's business, or if a substantial portion of such party's business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

                  (b)   Effect of Termination for Cause on License.

                        (i) Termination by Schering under Section 15.3(a)(i). In the event Schering terminates this Agreement under Section 15.3(a)(i) Schering's licenses pursuant to Sections 2.1 and
                  2.2 shall continue so long as Schering is not in default of its payment obligations hereunder (including royalty payments), subject to such offset as may be awarded to Schering as damages for CIMA's breach of this Agreement in accordance with the dispute resolution provisions set forth in
                  Section 16.2. Notwithstanding the foregoing, nothing in this Section shall be interpreted to eliminate or restrict any rights Schering has or may have relating to a default by CIMA under applicable Laws.

                        (ii) Other Terminations. In the event of a termination of this Agreement for any reason other than by Schering under
                  Section 15.3(a)(i), then the rights and licenses granted to Schering under Sections 2.1 and 2.2 of this Agreement shall terminate and all rights to Licensed Patent Rights and CIMA Know-How shall revert to CIMA.

                        (iii) Effect of Bankruptcy. In the event Schering
                  terminates this Agreement under Section 15.3(a)(ii) or this Agreement is otherwise terminated under Section 15.3(a)(ii), the parties agree that Schering, as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under Title 11, including as set forth in Section 16.8 hereof.

                        (iv) Return of Bulk Active and Proprietary Information. Upon termination or expiration of this Agreement for any reason, or at Schering's request at any time during this Agreement, CIMA shall promptly deliver to Schering all unused Bulk Active and Licensed Product, all documentation and all copies thereof in whatever form or media in its possession or control relating to Bulk Specifications, CMCs, Specifications, Schering Know-How and all other Proprietary Information of Schering and any and all other documents and materials (and all copies thereof) in its possession or control containing any Proprietary Information of Schering.

         15.4 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles XII and XIV shall survive the expiration of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) sold prior to such termination. Schering shall have the right to continue to sell its existing inventory of Licensed Product(s) and, if this Agreement is terminated by Schering pursuant to Section 15.3(a)(i), Schering's other payment obligations shall survive, including royalties to CIMA, on sales of Licensed Product(s) in accordance with this Agreement, subject to such offset as may be awarded to Schering as damages for CIMA's breach of this Agreement in accordance with the dispute resolution provisions set forth in Section 16.2. Notwithstanding the foregoing, nothing in this Section shall be interpreted to eliminate or restrict any rights Schering has or may have relating to a default by CIMA under applicable Laws.

                                   ARTICLE XVI
                                  MISCELLANEOUS

         16.1 Assignment. Except as set forth in this Section 16.1, neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party other than an Affiliate of such party, without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 16.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect. Schering may, upon written notice to CIMA, assign to an Affiliate(s) any or all of its
(i) obligations to pay royalties to CIMA; or (ii) option and other rights to Manufacture Licensed Product pursuant to Section 9.5 of this Agreement, except that no such assignment shall release Schering from its liability to pay royalties, or payments relating to Schering's exercise of its option to Manufacture Licensed Product, should the Affiliate default in its obligations. The forgoing notwithstanding, either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

         16.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Appendix M attached hereto and incorporated hereby.

         16.3 Waiver. Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

         16.4 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

         16.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to CIMA or Schering from time to time by the government of the United States of America. Furthermore, each party agrees that it will not export, directly or indirectly, any technical information acquired from the other party under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

         16.6 Entire Agreement; Amendment. This Agreement, including the Attachments hereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either party in deciding to execute this Agreement.

         16.7 Notices. Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses and facsimile numbers indicated below.

         If to CIMA, to:                    CIMA LABS INC.
                                            10,000 Valley View Road
                                            Eden Prairie, Minnesota 55344
                                            Attn.:   President and CEO
                                            Fax No.: (952) 947-8711

         If to Schering, to:                Schering-Plough Ltd.
                                            Toepferstrasse 5, CH 6004
                                            Lucerne, Switzerland
                                            Attention: President

                  with copies to:           Schering Corporation
                                            2000 Galloping Hill Road
                                            Kenilworth, New Jersey 07033
                                            Attn.: Vice President, Business
                                            Development
                                            Fax No.: (908) 298-7366

                                            Schering Corporation
                                            2000 Galloping Hill Road
                                            Kenilworth, New Jersey 07033
                                            Attn.: Law Department - Senior Legal
                                                   Director, Licensing
                                            Fax No.: (908) 298-2739

with copies of any notices regarding commercial supply of Licensed Product in the United States to:

                                            Schering Corporation
                                            1095 Morris Avenue
                                            Union, NJ 07083
                                            Attn.: Vice President Materials
                                                   Management
                                            Fax No.: 908-629-3062

         Any such notice shall be deemed to have been received on the date actually received. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

         16.8 Provisions for Insolvency. All rights and licenses granted under or pursuant to this Agreement by CIMA to Schering are, for all purposes of
Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11.

                  (a) Effect on Licenses. CIMA agrees that Schering, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. CIMA agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against CIMA under Title 11, CIMA (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

                        (i) as Schering may elect in a written request, immediately upon such request:

                              (A) perform all of the obligations provided in this Agreement to be performed by CIMA including, where applicable and without limitation, providing to Schering portions of such intellectual property (including embodiments thereof) held by CIMA and such successors and assigns or otherwise available to them; or

                              (B) provide to Schering all such intellectual property (including all embodiments thereof) held by CIMA and such successors and assigns or otherwise available to them; and

                        (ii) not interfere with the rights of Schering under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

                  (b) Rights to Intellectual Property. If a Title 11 case is commenced by or against CIMA, and this Agreement is rejected as provided in Title 11, and Schering elects to retain its rights hereunder as provided in Title 11, then CIMA (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to Schering all such intellectual property (including all embodiments thereof) held by CIMA and such successors and assigns, or otherwise available to them, immediately upon Schering's written request. Whenever CIMA or any of its successors or assigns provides to Schering any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 16.8, Schering shall have the right to perform the obligations of CIMA hereunder with respect to such intellectual property, but neither such provision nor such performance by Schering shall release CIMA from any such obligation or liability for failing to perform it.

                  (c) Schering's Rights. All rights, powers and remedies of Schering provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against CIMA. Schering, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by Law, including, without limitation, for purposes of Title 11:

                        (i) the right of access to any intellectual property (including all embodiments thereof) of CIMA, or any third party with whom CIMA contracts to perform an obligation of CIMA under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Active Ingredient and/or Licensed Product; and

                        (ii) the right to contract directly with any third party described in (i) to complete the contracted work.

         16.9 Force Majeure. Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-performing party ("force majeure"). Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

         16.10 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this

Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

         16.11 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         16.12 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         16.13 Recording. Each party shall have the right, at any time, to record, register, or otherwise notify relevant portions of this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide reasonable assistance to the other in effecting such recording, registering or notifying and in obtaining or maintaining such confidential treatment as may be reasonably available.

         16.14 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the dates set forth below.

CIMA LABS INC.                            SCHERING-PLOUGH LTD.

By:     /s/  John M. Siebert              By:     /s/  David Poorvin
   ----------------------------------        --------------------------------
        John M. Siebert                           David Poorvin

Title:  President & CEO                   Title: Prokurist
      -------------------------------            ----------------------------

Date: May 20, 2002                        Date:  May 17, 2002
      -------------------------------           -----------------------------

                                   APPENDIX A

        CHEMICAL FORMULA OF [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                                   APPENDIX B

                       BULK SPECIFICATIONS FOR BULK ACTIVE

Specifications for [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Specification Number [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Date [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] Supercedes: [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

        Test                 Acceptance Limits               Procedure Reference

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE
                    SECURITIES AND EXCHANGE COMMISSION.***]

                                   APPENDIX C

                               DEVELOPMENT PROGRAM

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                    DEVELOPMENT ACTIVITIES, COSTS AND TIMING

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THREE PAGES OMITTED.***]

                                   APPENDIX D

                             LICENSED PATENTS RIGHTS

---------------------------------------------------------------------------------------------------------
   Patent or Patent                     Patents by Country                     Expiration
  Application Title
---------------------------------------------------------------------------------------------------------
"Effervescent Dosage                  U.S. Patent 5,178,878                    January 12, 2010
Form with                                                                      US
Microparticles" - US                  Australian Patent 646,232

"Effervescent Dosage                  Canada Patent 2,061,917
Form and Method of
Administering Same" -                 EU Patent 494,972 issued in Austria
EU                                    [E145,551], Belgium, Denmark, France,
Australian & Canada                   Great Britain, Germany [69029273.2],
                                      Italy, Spain [2,097,155], Sweden, and
                                      Switzerland.

                                      Japanese patent
                                      application (2-514500)
"Effervescent Dosage                  filed August 29, 1990                    Unknown
Form and Method of
Administering Same" -
US
---------------------------------------------------------------------------------------------------------
"Blister Package and                  U.S. Patent 6,155,423                    April 1, 2018 US
Packaged Tablet"
                                      Australian Patent No.
                                      732,118 issued April 12,
                                      2001

                                      Foreign applications were
                                      also filed on April 1, 1998
                                      in: Canada (2,284,132)
                                      European Patent Office
                                      (98913352.5) (EP 1,015,351 A1) Japan
                                      (541,960/1998)

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
"Apparatus for                        U.S. Patent 6,269,615                    March 9, 2019 US
Handling and
Packaging Friable                     Australian Patent No.
Tablets"                              734,383 issued
                                      September 27, 2001

                                      Foreign applications were
                                      also filed on March 9,
                                      1999 in: European Patent
                                      Office (99914893.5) (EP
                                      1,107,411 A1) Japan
                                      (535,554/2000)

---------------------------------------------------------------------------------------------------------
"Apparatus for                        U.S. Patent 6,311,462                    March 9, 2019
Handling and                                                                   US
Packaging Friable                     No foreign counterparts
Tablets"
CIMA 3.0-028 DIV
---------------------------------------------------------------------------------------------------------

"( )" indicates an application number

"[ ]" indicates a patent number

                                   APPENDIX E

                           OUTSIDE SERVICES AGREEMENT

         AGREEMENT effective as of the last date of signature hereof ("Effective Date"), by and between Schering-Plough Research Institute, 2015 Galloping Hill Road, Kenilworth, New Jersey 07033 ("SPRI") and CIMA Labs, Inc., 10000 Valley View Road, Eden Prairie, MN 55344, and its Affiliates ("CIMA") for services to be performed by CIMA.

         In consideration of CIMA's engagement hereunder, the parties hereto agree to the following terms and conditions. CIMA will provide to SPRI research services including but not limited to feasibility studies for [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] orally disintegrating tablet in CIMA's ODT drug delivery technology as set forth in Phase IB and Phase II of Attachment B (the "Project"). The Project shall be subject to the following terms and conditions:

         1. CIMA will perform the Project for SPRI during the term of this Agreement at such times as are reasonably available to CIMA and in response to SPRI's needs. In addition, SPRI shall have the option to expand the Project to include the additional services provided for in Attachment C (attached hereto), at the cost set forth in such Attachment C, by providing written notice to CIMA to that effect.

         2. The term of this Agreement shall be retroactively effective from April 1, 2001, and continue until March 31, 2002 and may be extended or modified by written agreement by both SPRI and CIMA.

         3. This Agreement and/or any service to be performed hereunder shall be immediately terminable at any time by SPRI upon ten (10) days' written notice to CIMA. Upon the delivery of such notice by SPRI, CIMA shall immediately cease work on the Project, deliver to SPRI all work in progress, and return all Confidential Information (as defined in paragraph 7) with respect thereto. Upon termination, SPRI's sole obligation to CIMA shall be to pay any monies due and owing up to the time of termination for services actually performed and all reasonable expenses actually incurred.

         4. SPRI will pay CIMA for services performed hereunder pursuant to detailed invoices to be provided by CIMA. In addition, CIMA shall be reimbursed for all reasonable and customary travel expenses, if any, incurred in the performance of such services for SPRI. Requests for payment for services and/or travel reimbursement shall be submitted upon completion on detailed invoices, with original supporting documentation attached. All reimbursements will be subject to SPRI's Reimbursement Policy (Attachment A). The total payment for services rendered and travel reimbursement shall not exceed [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. All invoices will be paid by SPRI within thirty (30) days of receipt.

         5. SPRI or its authorized agents shall have the right to audit financial documentation (e.g., time logs) relating to the Project to verify amounts billed under this Agreement. "Pass-through" costs (i.e., direct third party costs that may be billed to SPRI) shall not include any overhead or profit and must be supported by original invoices (not merely itemized or referenced in a billing).

         6. In connection with services to SPRI, CIMA will have access to certain valuable materials and technical information and data which SPRI considers to be confidential and proprietary. This will include information relating to research and development and commercial plans of SPRI and affiliated companies of Schering-Plough Corporation (the corporate parent of SPRI).

         7. During the term of this Agreement and for a period of five (5) years thereafter (including following any termination or expiration), CIMA agrees to retain in confidence and to refrain from disclosing and/or using for its benefit or the benefit of any third party, any and all information and/or data disclosed to CIMA as a result of its services under this Agreement and/or obtained by CIMA or its representatives while visiting SPRI's facilities and any and all data and/or analyses and studies arising or derived from such information and/or data ("Confidential Information"). This restriction shall not apply to Confidential Information: (i) which is or becomes public knowledge (through no fault of CIMA or its representatives); or (ii) which is lawfully made available to CIMA by an independent third party (and such lawful availability can be properly demonstrated by CIMA); or (iii) which is already in its possession at the time of initial receipt from SPRI (and such prior possession can be properly demonstrated by CIMA); or (iv) which is independently developed by CIMA or its representatives (and such independent development can be properly demonstrated by CIMA); or (v) which is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by CIMA provided, however, that CIMA gives SPRI sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and thereafter CIMA discloses only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by SPRI.

         8. CIMA agrees that it will not, without the prior written permission of SPRI, use information and data received by it under paragraphs 6 or 7 hereof for any purpose other than in carrying out this Agreement CIMA further agrees not to submit for publication any paper containing such information or data without the prior written permission of SPRI's legal department.

         Neither party may use the name of the other party in any publicity or advertising nor issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, without the prior written consent of the other party.

         9. CIMA agrees to promptly inform SPRI in writing of any event or circumstance which could reasonably affect its ability to perform hereunder in the manner contemplated by SPRI.

         10.    Intellectual Property

                a. In this Agreement, "SPRI Intellectual Property Rights" means any intellectual and industrial property (including, without limitation, any ideas, trade secrets, inventions, discoveries, copyright material or confidential know-how) relating to the Compound (including the Compound itself) or any other compound, product, technology, design, process, or method existing, created, discovered, conceived or under development prior to the date of this Agreement first written above owned or licensed by SPRI or any of its associated companies and which is used in or disclosed for the purposes of the study.

b. In this Agreement "CIMA Intellectual Property Rights" means any intellectual and industrial property (including, without limitation, any ideas, trade secrets, inventions, discoveries, copyright material or confidential know-how) relating to the technology (including the technology itself) or any other product, technology, design, process, or method existing, created, discovered, conceived or under development prior to the date of this agreement first written above, owned or licensed by CIMA or any of its associated companies and which is used in or disclosed for the purposes of the study.

c. In this Agreement, "SPRI Intellectual Property Discoveries" means any intellectual property (including, without limitation, any invention, discovery or confidential know-how) which arises in the course of the study (i) relating to the Compound, SPRI Intellectual Property Rights and the Formulation (but not including CIMA Intellectual Property Rights); or (ii) arises from SPRI information protected under clause 7 above or work carried out by SPRI.

d. In this Agreement, "CIMA Intellectual Property Discoveries" means any intellectual property (including, without limitation, any ideas, trade secrets, inventions, discoveries, copyright material or confidential know-how) which may be made or discovered by any of CIMA's employees or other members of its staff relating to technology and which arises in the course of any study carried out under this Agreement and which is not SPRI Intellectual Property Rights or SPRI Intellectual Property Discoveries.

                e.       Ownership

                         (i) SPRI Intellectual Property Rights and SPRI Intellectual Property Discoveries shall belong absolutely to SPRI and shall not be used by CIMA in any way other than for the purposes of carrying out the study.

                         (ii) CIMA Intellectual Property Rights and CIMA Intellectual Property Discoveries shall belong absolutely to CIMA and shall not be used by SPRI in any way other than for the purposes contemplated by the parties under this Agreement. For the avoidance of doubt, SPRI shall not commercialize the resultant formulation, without a license to CIMA's Intellectual Property Rights.

                         (iii) Each party agrees, at the request of the other, to do all acts and execute all documents necessary and/or desirable to give effect to the provisions of sub-clauses 10(e)(i) and (ii) above at the cost of the party making the request and each party shall inform the other promptly of any results arising out of the study relating to the other's Intellectual Property Rights which may be patentable and provide full details thereof.

                         (iv)     Other than as contemplated in this
                                  Agreement, each party acknowledges that they are granted no other right to license to use, exploit or otherwise derive any advantage from the other's Intellectual Property Rights under this Agreement.

         11. CIMA warrants and represents that as of the date of this Agreement CIMA (i) has the authority to execute this Agreement; and (ii) is not a party to any oral or written contract or understanding with any third party that is inconsistent with this Agreement and/or its performance hereunder, or that will in any way limit or conflict with its ability to fulfill the terms of this Agreement. CIMA further represents that it will not enter into any such agreement during the term of this Agreement.

         12. CIMA understands and agrees that in its relationship with SPRI under this Agreement, CIMA is not a SPRI employee but, instead, CIMA is acting in the capacity of an independent contractor and has no authority to represent or act on behalf of SPRI. SPRI shall assume no liability for any damages and/or losses which may result from CIMA's negligence or from the performance of CIMA's services and obligations hereunder, and CIMA shall indemnify and hold SPRI, its officers, directors and employees harmless from and against any suits, claims, actions and/or liabilities arising from CIMA's breach of any of CIMA's obligations under this Agreement or from CIMA's negligent acts, omissions or failure to act and CIMA hereby acknowledges that CIMA is totally responsible for the payment of any and all taxes, including any quarterly estimated payments, applicable to CIMA's performance hereunder.

                CIMA understands and agrees that it is not entitled to participate in any of the employee benefit plans, including but not limited to the group health insurance plan, the Schering-Plough Retirement Plan, the Schering-Plough Employees' 401K Savings Plan, the Schering-

Plough Employees' Profit-Sharing Incentive Plan, and the Schering-Plough Stock Incentive Plan. CIMA further understands and agrees that, if it is found to be a common law or statutory employee by (i) the Internal Revenue Service; (ii) any other taxing authority; (iii) any regulatory authority; or (iv) a court of law, then CIMA hereby waives any right of eligibility which might thereby accrue to CIMA to participate in the aforesaid benefit plans of SPRI.

                CIMA agrees that during the term of this Agreement and for a period of six (6) months thereafter, it shall neither directly nor indirectly solicit for employment, or otherwise retain employees of SPRI, whom CIMA has met as a result of CIMA's performance of services for SPRI.

         13. CIMA warrants that all services shall be performed in a professional and workmanlike manner. If the scope of the Project pertains to programming and/or software maintenance, CIMA warrants and represents that all software shall have logic pertaining to dates which will enable SPRI to identify and use the century portion of date fields without special processing; thus enabling the software to calculate and to store dates accurately including and following January 1, 2000.

         14. This Agreement shall be construed in accordance with New Jersey law without regard to its conflict of laws, rules or principles. It is understood and agreed that both parties hereby submit to the jurisdiction of New Jersey state and federal courts.

         15. CIMA represents and warrants that neither it nor its representatives or employees involved with the Project have been debarred pursuant to the Federal Food, Drug and Cosmetic Act, or excluded from a federal health care program.

         16. CIMA warrants and represents that CIMA has insurance sufficient to cover CIMA's obligations and/or any liability assumed by CIMA under this Agreement. CIMA shall produce proof of such insurance within thirty (30) days of SPRI's request.

         17. CIMA shall not assign this Agreement to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process or otherwise) without the prior written consent of SPRI, which consent may be withheld for any reason. SPRI shall be entitled to assign this Agreement to any of its subsidiaries, affiliates, and/or its parent corporation, or any of such parent corporation's subsidiaries and/or affiliates (including by operation of law, judicial process or otherwise) without the prior written consent of CIMA.

         18. No term, condition or other provision of any attachment(s) or addenda to this Agreement shall supersede any term, condition or other provision of this Agreement and the Reimbursement Policy, and with respect to any inconsistency or ambiguity, this Agreement, together with the Reimbursement Policy shall control. This Agreement represents the entire understanding of the parties and hereby supersedes all prior understandings and agreements, whether oral or written, between the parties with respect to the services to be performed. This Agreement may only be amended by a written instrument signed by both parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by duly authorized representatives, as of the last date written below.

CIMA LABS, INC.                              SCHERING-PLOUGH RESEARCH INSTITUTE

By:/s/John M. Siebert                        By: /s/ Lisbeth Hume
   ---------------------                         ------------------------------

Name:  John M. Siebert                       Name:  L. Hume, Ph.D.

Title: President and CEO                     Title: Group Director SPC
                                                    Development Operations

Date:  27 April 2001                         Date:  May 21, 2001

                                  ATTACHMENT A

                              REIMBURSEMENT POLICY

In accordance with SPRI's standard policies and procedures, the following are types of expenses for which SPRI will not reimburse, unless expressly agreed to in a prior writing by the parties:

- Commuting expenses to and/or from the CIMA's place of business or residence (excluding commuting to and/or from airport for SPRI-requested business).

-        First-class or business-class air travel

-        Add-on costs with respect to outside services

- Mark-up for the work product of outside professionals, including but not limited to freelancers

-        Meals (excluding meals while traveling for SPRI-requested business).

-        Administrative and/or overhead percentages

-        Agency presentations for new business

-        Gifts to SPRI's employees

-        Entertainment of SPRI's employees

-        Mark-up on any out-of-pocket expenses

         Note: This list sets forth the major items for which SPRI will not reimburse CIMA and is meant to be merely illustrative and not exhaustive. All CIMA expenses shall be reviewed with respect to the reasonableness of such expenses.

                                  ATTACHMENT B

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] Development Activities, Costs and
Timing: Outside Services Agreement

-------------------------------------------------------------------------------
Phase    Activity                                  Anticipated        Costs ($)
                                              Completion/Duration
-------------------------------------------------------------------------------
[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION. TWO PAGES OMITTED***]
-------------------------------------------------------------------------------

                                  ATTACHMENT C

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Product:          [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Format:           [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] only

Quantity:         [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Delivery date:    [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

Ship to:          Jim Kou, Schering-Plough

Cost:             [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                                  Amendment #1

THIS AMENDMENT #1 to Outside Services Agreement is entered into as of this 25th day of September, 2001.

Whereas, CIMA LABS Inc. ("CIMA") and Schering-Pough Research Institute ("SPRI") have entered into an Outside Services Agreement with an Effective Date of May 21, 2001 ("Outside Services Agreement") regarding research on the development of a pharmaceutical product containing [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.***];

Whereas, CIMA has been conducting research and development activities according to Attachment B of the Outside Services Agreement; and

Whereas, CIMA and SRI have determined that changes to the Outside Services Agreement, including the inclusion of development milestone payments, are desirable;

Therefore, for good and valid consideration, the Parties agree to amend the Outside Services Agreement as follows:

         1) In Paragraph 4 line 1 - after "services performed" insert "or milestones achieved";

         2) In Paragraph 4 after the first sentence - insert "In the event that the pilot biostudy conducted by SPRI indicates that CIMA's [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] oral disintegration table prototype is bioequivalent to SPRI's [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] solid oral dosage form, SPRI shall pay CIMA a milestone payment ("Milestone Payment") of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]";

         3)       In Paragraph 4, change "[***CONFIDENTIAL TREATMENT
                  REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]"; and

         4) In Paragraph 4 in the last sentence - after "thirty (30) days of receipt" insert ", provided, however that the Milestone Payment shall be due and payable, within five (5) days after the execution of a development, license and supply agreement for a pharmaceutical product containing [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] between CIMA and Schering Corporation.

         5) In all other respects, the terms and conditions of the Outside Services Agreement remain in full force and effect. Capitalized terms in this Amendment shall have the same meaning as in the Outside Services Agreement.

         CIMA LABS Inc.                       Schering-Plough Research Institute

         By:     /s/ John M. Siebert            By:    /s/ Cecil B. Pickett
              ---------------------------           ----------------------------
              Signature                             Signature

                 John M. Siebert                       Cecil B. Pickett
              ---------------------------           ----------------------------
              (Print or Type Name)                  (Print or Type Name)

         Title:  President & CEO              Title:   Acting President
               --------------------------           ----------------------------

                        25 September 01

                   Amendment #2 to Outside Services Agreement

THIS AMENDMENT #2 to the Outside Services Agreement is entered into as of this 3rd day of December, 2001.

Whereas, CIMA LABS Inc. (CIMA) and Schering-Plough Research Institute (SPRI) have entered into an Outside Services Agreement with an Effective Date of May 21, 2001 (Outside Services Agreement) regarding research on the development of a pharmaceutical product containing [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***];

Whereas, the Outside Services Agreement was subsequently amended by Amendment #1 to the Outside Services Agreement dated September 25, 2001;

Whereas, CIMA has been conducting research and development activities according to Attachment B of the Outside Services Agreement as amended; and

Whereas, CIMA and SPRI have determined that further changes to the Outside Services Agreement, including the payment of a development milestone payment and additional development activities, are desirable;

Therefore, for good and valid consideration, the Parties agree to further amend the Outside Services Agreement as follows:

         1) Attachment B is replaced with Attachment B-1 of this Amendment;

         2) In the second preamble paragraph replace "Phase 1B and Phase II of Attachment B" with "Phase IIa, Phase IIb, Phase III and Phase IVa of Attachment B-1";

         3)       In Paragraph 4, change "[***CONFIDENTIAL TREATMENT
                  REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]" ; and

         4) In Paragraph 4 in the last sentence delete "the Milestone Payment shall be due and payable, upon the completion of a development, license and supply agreement for a pharmaceutical product containing [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] between CIMA and Schering Corporation." and replace with "the Milestone Payment shall be payable thirty (30) days from the date of execution by SPRI of this Amendment #2."

         5) In all other respects, the terms and conditions of the Outside Services Agreement, as amended by Amendment #1, remain in full force and effect. Capitalized terms in this Amendment #2 shall have the same meaning as in the Outside Services Agreement and Amendment #1.

         CIMA LABS Inc.                      Schering-Plough Research Institute

         By:    /s/ John M. Siebert          By:    /s/ Cecil B. Pickett
              ---------------------------         -----------------------------
              Signature                           Signature

                John M. Siebert                     Cecil B. Pickett
              ---------------------------         -----------------------------

                (Print or Type Name)                (Print or Type Name)

         Title:    President & CEO            Title:    Acting President
                -------------------------           ---------------------------

         Date:     3 Dec 2001                 Date:     1/7/02
                -------------------------           ---------------------------

                                 ATTACHMENT B-1

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                    DEVELOPMENT ACTIVITIES, COSTS AND TIMING
                                 05 DECEMBER 01

-------------------------------------------------------------------------------
Phase             Activity                  Anticipated             Costs ($)
                                            Completion/
                                              Duration
-------------------------------------------------------------------------------


[*** CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. TWO PAGES OMITTED.***]

                                   APPENDIX F

                    PACKAGING COMPONENTS FOR LICENSED PRODUCT

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                                   APPENDIX G

PRICE OF LICENSED PRODUCT SUPPLIED BY CIMA FOR COMMERCIAL USE

Estimated prices per OraSolv(R) tablet

-------------------------------------------------------------------------
  Type            Potency           Packaging         Price/tab ($) in
                                  Configuration           Cartons*
-------------------------------------------------------------------------
 Samples       [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED
                FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                COMMISSION.***]
-------------------------------------------------------------------------
 Trade         [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED
                FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                COMMISSION.***]
-------------------------------------------------------------------------

NOTE: Price per tablet is an estimate and assumes that Schering will provide [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] for manufacturing of tablets and package inserts. Price per tablet is based on a 550 kilogram batch (~3,000,000 tablets) and a five (5) batch minimum order. Final price will be determined upon final formulation and packaging configuration of the Product.

* Tablet Prices for the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] tablets will not exceed the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] price quoted herein. Final [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] prices will be determined upon final formulation and packaging configuration of these Products.

** If the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] format is used there will be an additional tooling charge of up to

    [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] for each tablet size.

                                   APPENDIX H

                       SPECIFICATIONS FOR LICENSED PRODUCT

Specifications for [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

-------------------------------------------------------------------------------------------------
Physical Appearance             [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
                                SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

-------------------------------------------------------------------------------------------------
Identity                        [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
                                SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

-------------------------------------------------------------------------------------------------
Assay                           [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
                                SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                COMMISSION.***]label claim

-------------------------------------------------------------------------------------------------
Uniformity of Dosage Units      Meets the requirements of the current USP for Content
                                Uniformity of Compressed Tablets

-------------------------------------------------------------------------------------------------
Dissolution                     To be determined prior to regulatory submission

-------------------------------------------------------------------------------------------------
Degradation Products            To be determined prior to regulatory submission

-------------------------------------------------------------------------------------------------
Tablet Disintegration           Not more than [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                COMMISSION.***]
-------------------------------------------------------------------------------------------------

                                   APPENDIX I

                 ADVERSE EVENT REPORTING PROCEDURES FOR PRODUCTS

1.0      PURPOSE

         The purpose of this agreement is to describe the procedures and define the responsibilities which Schering and CIMA, will employ to ensure that adverse event notification and reporting requirements meet current health agency regulations and guidelines worldwide.

         Schering and CIMA (the "Parties") understand and agree that these procedures are intended to comply with 21 CFR 310.305(a), 312.32, 314.80(b), and
314.98 concerning standard written procedures for adverse event reporting in the United States and Laws applicable to Adverse Event (AE) and Adverse Drug Reaction (ADR) reporting outside the US. References within this document to AEs also include ADRs as appropriate. These procedures may be amended by the Parties at any time by mutual written agreement to ensure that they fully and accurately reflect the procedures in place for surveillance, receipt, evaluation and reporting of adverse drug experiences by the Pharmacovigilance departments of the Parties and comply with applicable Laws in the countries in which the product is marketed and/or is under investigation. In that regard, upon the written request of either Party, the Parties shall meet to renegotiate in good faith, all or some of these procedures. Notwithstanding the foregoing, the procedures set forth in this Attachment shall not be construed as restricting either Party's ability to take action that it deems to be appropriate or required of it under applicable Law.

         All defined terms used in this agreement are intended to be interpreted in a manner consistent with the corresponding definitions in ICH E2A1 and E2C, and with FDA regulations and guidelines (Appendix 1).

2.0      EXCHANGE OF ADVERSE EVENT INFORMATION

         The language of all exchanges of AE information will be English. Each party can also elect not to receive documents.

         2.1      Spontaneous Reports - Marketed Product.

-------------------------
(1) Directive 75/319 EEC chapter Va - Pharmacovigilance and EC valid guidelines such as Notice to Marketing Authorization Holders - Pharmacovigilance guide, and CPMP/ICH-guidelines - CPMP/ICH/287/95 (E2A), CPMP/ICH/377/95 (E2B) CPMP/ICH/288/95 (E2C).

                  a) Each party will send the other party for all Serious Adverse Events reported to it regardless of source (other than from disclosure by or on behalf of the other Party) a completed CIOMS/MEDWATCH within eight calendar days after the first person in the receiving party (Schering or CIMA) is first made aware of it, or source documents within two calendar days after the first person in the receiving party (Schering or CIMA) is made aware of it by Fax. This applies to initial and all follow-up information.

                  If both parties have the capabilities, by mutual agreement, data exchange can be done electronically.

                  b) Each party will send the other party for all Non-Serious Adverse Events regardless of source (other than from disclosure by or on behalf of the other Party) a CIOMS/MEDWATCH line listing, by fax or courier mail, for all initial and follow-up Non-Serious adverse events on a monthly basis. If both parties have the capabilities, by mutual agreement, data exchange can be done electronically.

         2.2      Serious Adverse Events (SAEs) from Clinical Studies

                  a) For Fatal or Life-threatening adverse events reported to a party regardless of source (other than from disclosure by or on behalf of the other Party) the party will send to the other party a completed CIOMS/MEDWATCH within three calendar days after the first person in the receiving party (Schering or CIMA) is first made aware of it, by fax or source documents within Two calendar days after the first person in the receiving party (Schering or CIMA) is first made aware of it via Fax. . This applies to initial and all follow-up information.

                  If both parties have the capabilities, by mutual agreement, data exchange can be done electronically.

                  b) Each party will send the other party for all Serious Adverse Events reported to it regardless of source (other than from disclosure by or on behalf of the other Party) a completed CIOMS/MEDWATCH within eight calendar days after the first person in the receiving party (Schering or CIMA) is first made aware of it, or source documents within two calendar days after the first person in the receiving party (Schering or CIMA) is first made aware of it by Fax. This applies to initial and all follow-up information.

                  If both parties have the capabilities, by mutual agreement, data exchange can be done electronically.

                  c) Non-serious AE reports from Clinical Studies will not be exchanged between the Parties' Pharmacovigilance departments.

         2.3 Pregnancy Reports. All reports of drug exposure to a pregnancy (male or female partner using the product) received by either party, including both, those reports associated with an adverse event and those reports not associated with an adverse event, will be exchanged. Serious AE's will be treated as explained in sections 2.1 and 2.2. If a non-serious AE or no adverse event is involved and the report is simply one of a pregnancy in a patient or partner on a S-P product the report is to be sent to DSS within 7 calendar days. The pregnancy will be followed to term by the reporting group and/or DSS to obtain the outcome of the pregnancy (Pregnancy Register).

         2.4 Animal Studies. A written report for AEs for animal studies which suggest a potential significant risk for humans shall be forwarded to the other Party via fax within two working days of receipt by the Party making the report.

3.0      ASSESSMENT OF ADVERSE EVENTS

         3.1      Spontaneous Reports - Marketed Product. N/A.

         3.2 Serious AEs from Clinical Studies. Causality: Each party will be responsible for the causality assessment of AEs in their own clinical studies.

4.0      REPORTING RESPONSIBILITIES

         Each party will send via fax to the other party a copy of all reports sent to Health Authorities within one day of transmission to the Heath Authority, except for those already sent to the other party. For example, but not limited to, PSUR, Periodic reports, etc.

         4.1 Spontaneous Reports-Marketed Product. Each party will have the responsibility for the reporting of AEs to Health Authorities where they hold the Marketing Authorization.

         4.2 Product in Clinical Trials. Each party will have the responsibility for the reporting of AEs to Health Authorities and its investigators in those territories where they are conducting clinical trials. Alterations in this procedure may be agreed upon by both parties in writing at any time during the Term of this Agreement.

5.0      QUESTIONS FROM HEALTH AUTHORITIES

         Each Party will be responsible for responding to Health Authorities where they hold the Marketing Authorization. Each party will immediately (within 2 working days) advise the other Party of any Product safety communication received from a health authority and consult with the other Party with respect to any proposed change to product warnings, labeling or an Investigator's Brochure involving safety issues, including, but not limited to, safety issues agreed to by the Parties. Each party will send the other party a copy of correspondence sent to the Health Authority when sent to the Health Authority.

6.0      LITERATURE REVIEW

         Each party will be responsible for reviewing all published/unpublished articles in the territories where they are the Marketing Authorization holder or are conducting clinical trials. All adverse events identified in the literature will be processed as described in Section 2.1 and Section 2.2.

7.0      SIGNALING

         Each Party will signal unexpected adverse events from their databases. Each party will notify the other in writing of any proposed safety changes in U.S. and/or core labeling documents for discussion and comment prior to implementation of the label change.

8.0      AUDIT

         Each Party agrees to maintain accurate and complete records of all adverse events relating to product(s) and submissions to government authorities relating thereto (collectively, "Records"). Each party agrees to permit representatives of the other party to examine and audit the Records, during normal business hours and at no charge, upon reasonable written notice; provided, however, that such audit must be reasonable in scope and in relationship to the adverse events for the product(s). Both parties shall have the opportunity to participate in any post-audit meeting and receive a copy of any audit report relating thereto; and provided further that, if either party seeks to use the services of a Third Party in such an audit, the Third Party must be acceptable to both Parties and be willing to comply with reasonable requirements of the party being audited, such as signing a confidentiality agreement.

9.0      TERM

         This Agreement will become active as of the latest date signed below and supersedes all previous agreements for the exchange of AE information. This Agreement will remain in effect until such time that a new agreement is negotiated by the parties and approved by the Law Department and DSS. This agreement will survive the termination of the contract that it is attached to up until the point that the product is no longer being sold.

10.0     MISCELLANEOUS

         a) Definitions: Each party accepts the definitions in the Safety Agreement Appendix 1 for the interchange AE information.

         b) Contact List: Each party will supply the required information found in the Safety Agreement Appendix 2 and will notify the other party within five working days via fax of any changes to this information.

         c) Amendments to the license contract: Each party will notify the other party's safety contact of any amendments, extensions, terminations of the License contract within five working days via Fax.

         d) Amendments to this safety agreement: Both parties by mutual agreement may add written amendments to this agreement covering arrangements for the handling of other safety issues (e.g. labeling, periodic safety update report preparation, exceptional issues in one or more countries etc.).

                           SAFETY AGREEMENT APPENDIX 1

                                   DEFINITIONS

A.       MARKETED DRUG

         Refers to a human drug, biological product, or device that is being commercialized anywhere in the world. This includes products sold "under license".

B.       ADVERSE EVENT (AE)

         1. Any undesirable medical occurrence (and for devices, any malfunction with or without an accompanying untoward medical occurrence), in a patient or clinical investigation subject administered a pharmaceutical product/biologic (at any dose), or device. An AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom or disease temporally associated with the use of a medicinal product whether or not considered related to the medicinal product:

         - occurring in the course of the use of a drug, biological product or device
         - associated with, or observed in conjunction with product overdose, whether accidental or intentional,
         - associated with, or observed in conjunction with product abuse, and/or
         -  associated with, or observed in conjunction with product withdrawal.

         2. Any failure of expected pharmacological or biologic therapeutic action (with the exception of such failure occurring in a clinical trial).

C.       ADVERSE DRUG REACTION (ADR)

         1. Post-marketing: A response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis, or therapy of disease or for the modification of physiological functions.

         2. In the pre-approval clinical experience with a new medicinal product or its new usages: any response to a medicinal product which is noxious or unintended, and which occurs at any dose used or tested in humans for prophylaxis, diagnosis, or therapy of disease, or for the modification of physiologic function.

D. SERIOUS ADVERSE EVENT (SAE) is an event meeting one or both of the following definitions:

         1. Definition = FDA Definition Serious. Any adverse drug experience occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered serious when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

         2. Serious Adverse Event (experience) or Reaction Definition from ICH E2A. Any untoward medical occurrence that at any dose:

         -  results in death,
         -  is life-threatening,
         - requires inpatient hospitalization or prolongation of existing hospitalization,
         - results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect.

E.       NON-SERIOUS ADVERSE EVENT

         Any AE which does not meet the criteria for serious.

F.       UNEXPECTED ADVERSE EVENT (UNLABELED)

         1. Marketed Product. Any AE, the nature, severity or frequency of which is inconsistent with the most current SmPC for within the EU; US PI for within the US; or Local Package Insert for countries outside the EU/US. This includes reports of adverse events which add significant information on the specificity of an already known adverse event. Events considered more severe or specific than those in the SmPC, US PI or Local PI constitute unexpected events. For example:

                a) Acute renal failure is labeled, with a report of interstitial nephritis (nephritis is not labeled).

                b) Hepatitis with new report of fulminant hepatitis (fulminant hepatitis is not labeled).

         2.     Product in Clinical Trials.

                a)   Based on the Investigator Brochure (IB)

                b) Any adverse event, the nature, severity or frequency of which is not consistent with information in the most current SmPC (Phase IV studies for indications approved in the SmPC) or IB (Phase I-III or Phase IV studies for indications not approved in the SmPC), as described above.

G.       STUDY DURATION

         Adverse events will be collected for the duration of all studies. Study completion (closure) is defined as later of:

         -  the last dose of the study medication,
         -  the last visit by the subject or patient or,
         - the last subject or patient contact (e.g., phone contact) with the Investigator or designee as defined in the protocol.

SAEs that occur within 30 days after this closure must be reported. For survival studies, only deaths (not all serious AE's), that occur after the 30 day period (study completion for each patient) need be reported.

H.       RELATED OR POSSIBLY OR PROBABLY RELATED TO THE "BIOMEDICAL RESEARCH"

         For the purposes of this agreement, all events attributed to the trial or study or imposed by it, including drugs (study drugs, placebo, concomitant drugs given for the study or "no treatment"), investigations performed and the conditions in which they are carried out. Events which are not related to the biomedical research are those which are due to the underlying disease being treated. That is, events are considered possibly or probably related to the biomedical research if they cannot be clearly attributed to the underlying disease. Thus, any event in the trial which is due to the study drug, to placebo, to concomitant medications, to a trial procedure, to a trial investigation or any other "constraint" imposed by the trial is to be reported as an adverse event.

I.       INVESTIGATIONAL DRUG, BIOLOGICAL PRODUCT, OR DEVICE

         A drug, biological product or device in clinical trials. This includes clinical trials being conducted for new indications with marketed products.

J.       CLINICAL INVESTIGATION/TRIAL/STUDY

         All experiments or systematic studies in which a drug is administered or dispensed to or used in dosing one or more human subjects.

K.       SIGNALING

         The purpose of signaling is to identify "possible signals" which need further review and consideration for possible label changes. These events are generally unexpected (unlabeled). These events may or may not be serious and may or may not be due to or caused by the drug.

L.       INITIAL RECEIPT DATE

         The day the regulatory clock starts and is the earliest date that an employee, agent, representative etc. of either party, first becomes aware of the event.

SAFETY AGREEMENT APPENDIX 2

CONTACT PEOPLE FOR EXCHANGE OF SAFETY INFORMATION:

Schering Plough or Affiliate

Company Name:

----------------------------------------------------------------------------------------------
                   Primary                                  Back-up
----------------------------------------------------------------------------------------------
NAME               Taiwo Omolodun                           Kathy Rodriguez

----------------------------------------------------------------------------------------------
TITLE              Manager, Drug Surveillance               Manager, Training and
                                                            Compliance
----------------------------------------------------------------------------------------------
PHONE NUMBER 1     973-921-7415                             973-921-7452

----------------------------------------------------------------------------------------------
PHONE NUMBER 2

----------------------------------------------------------------------------------------------
FAX NUMBER 1       973-921-7424                             973-921-7425

----------------------------------------------------------------------------------------------
FAX NUMBER 2

----------------------------------------------------------------------------------------------
E-MAIL 1           Taiwo.Omolodun@spcorp.com                Kathy.Rodriguez@spcorp.com

----------------------------------------------------------------------------------------------
E-MAIL 2

----------------------------------------------------------------------------------------------
MAILING ADDRESS    Schering Plough Research Institute       Schering Plough Research Institute

----------------------------------------------------------------------------------------------
                   50 Lawrence Road                         50 Lawrence Road

----------------------------------------------------------------------------------------------
                   Springfield, NJ                          Springfield, NJ

----------------------------------------------------------------------------------------------
                   07081-0735                               07081-0735

----------------------------------------------------------------------------------------------

LICENSE PARTNER OR AFFILIATE

Company Name:

------------------------------------------------------------------------------------------------------------------------------
                            Primary                                         Back-up
------------------------------------------------------------------------------------------------------------------------------
NAME                        Ken Manning                                     Jackie Torfin

------------------------------------------------------------------------------------------------------------------------------
TITLE                       Vice President, Quality                         Director, Quality Systems

------------------------------------------------------------------------------------------------------------------------------
PHONE NUMBER 1              952-947-8714                                    952-947-8773

------------------------------------------------------------------------------------------------------------------------------
PHONE NUMBER 2              952-947-8707 (after hours at CIMA)              952-947-8707 - after hours at CIMA
                            [***CONFIDENTIAL TREATMENT REQUESTED,           [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                             PORTION OMITTED                                OMITTED FILED SEPARATELY WITH THE SECURITIES AND
                            FILED SEPARATELY WITH THE                       EXCHANGE COMMISSION.***] (emergencies only)
                            SECURITIES AND EXCHANG
                            COMMISSION.***] (emergencies only)

------------------------------------------------------------------------------------------------------------------------------
FAX NUMBER 1                952-947-8770                                    952-947-8948

------------------------------------------------------------------------------------------------------------------------------
FAX NUMBER 2                                                                952-947-8770

------------------------------------------------------------------------------------------------------------------------------
E-MAIL 1                    kenm@cimalabs.com                               Jackiet@cimalabs.com

------------------------------------------------------------------------------------------------------------------------------
E-MAIL 2

------------------------------------------------------------------------------------------------------------------------------
MAILING ADDRESS             10000 Valley View Road                          10000 Valley View Road
                            Eden Prairie, MN 55344                          Eden Prairie, MN 55344
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

                                   APPENDIX J

                               STORAGE CONDITIONS

         A recertification period of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] has been assigned for [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]. An assessment for the extension of the [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] recertification period will be made when additional data become available.

                                   APPENDIX K

                               EXPENSE GUIDELINES

In accordance with Schering's standard policies and procedures, the following are types of expenses for which Schering will not reimburse, unless expressly agreed to in a prior writing by the parties:

- Taxi/Sedans/Limousines to and/or from Schering, to and/or from Company's place of business (excluding taxis to and/or from airports for Schering-requested business)

-  First-class or business-class air travel

-  Add-on costs with respect to outside services

- Mark-up on the work product of outside professionals, including but not limited to freelancers

-  Lunches and dinners

-  Administrative and/or overhead percentages

-  Presentations for new business

-  Gifts to Schering employees

-  Entertainment of Schering employees

-  Mark-up on out-of-pocket expenses

Note: This list sets forth the major items for which Schering will not reimburse Company and is meant to be merely illustrative and not exhaustive. All Company expenses shall be reviewed with respect to the reasonableness of such expenses.

                                   APPENDIX L

                              KEY SCHERING MARKETS

[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

                                   APPENDIX M

                             ARBITRATION PROVISIONS

         (a) Scope. Subject to and in accordance with the terms of this Agreement and this Appendix M, all differences, disputes, claims or controversies arising out of or in any way connected or related to this Agreement, whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to binding arbitration in accordance with the rules set forth herein and of the American Arbitration Association, as in effect at the time of the arbitration. The time frames set forth herein shall control the timing of the arbitration procedure.

         (b) Parties to Arbitration. For the purposes of each arbitration under this Agreement, Schering shall constitute one party to the arbitration and CIMA shall constitute the other party to the arbitration.

         (c) Notice of Arbitration. A party requesting arbitration hereunder (the "Requesting Party") shall give a notice of arbitration to the other party (the "Non-requesting Party") containing a concise description of the matter submitted for arbitration (a "Notice of Arbitration"). Notice of Arbitration shall be delivered to the other party in accordance with Section 16.7 of the Agreement.

         (d) Response. The Non-requesting Party must respond in writing within thirty (30) days of receiving a Notice of Arbitration with an explanation, including references to the relevant provisions of the Agreement. The Non-requesting Party may add additional issues to be resolved.

         (e) Meeting. Within fifteen (15) days of receipt of the response from the Non-requesting Party pursuant to Paragraph (d), the parties shall meet and discuss in good faith options for resolving the dispute. The Requesting Party must initiate the scheduling of this resolution meeting. Each party shall make available appropriate personnel to meet and confer with the other party during such fifteen (15) day period.

         (f) Selection of Arbitrator. Any and all disputes that cannot be resolved pursuant to Paragraphs (c), (d) and (e) shall be submitted to an arbitrator (the "Arbitrator") to be selected by mutual agreement of the parties. The Arbitrator shall be a retired judge of a state or federal court, to be chosen from a list of such retired judges to be prepared jointly by the parties within fifteen days following the response, with each party entitled to submit the names of three such retired judges for inclusion in the list, provided that to the extent the dispute involves issues of patent law the parties shall limit such list to judges from federal courts having jurisdiction over patent law issues. Upon completion of the list, the parties shall decide within ten (10) days thereafter which of the retired judges will be selected as the Arbitrator. No Arbitrator appointed or selected hereunder shall be an employee, director or shareholder of, or otherwise have any current or previous relationship with, any party or its respective Affiliates. If the parties fail to agree on the selection of the Arbitrator within the allotted time frame, the Arbitrator shall be designated by the then President of the American Arbitration Association.

         (g) Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration, except that the Arbitrator shall be bound by the time frames set forth herein in connection with such arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief and to award costs (including reasonable legal fees and costs of arbitration) and interest. Nothing contained herein shall be construed to permit the Arbitrator to award punitive, exemplary or any similar damages.

         (h) Arbitration Procedure. The arbitration shall take place in the City of Chicago, Illinois at such place and time, consistent with the time frames set forth herein, as the Arbitrator may fix for the purpose of hearing the evidence and representations that the parties may present. The law applicable to the arbitration shall be the law of the State of New Jersey. No later than twenty (20) business days after hearing the representations and evidence of the parties, the Arbitrator shall make its determination in writing and deliver one copy to each of the parties.

         (i) Discovery and Hearing. During the meeting referred to in Paragraph (e), the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery as it deems necessary. The parties and the Arbitrator must adhere to the following schedule: (1) all discovery shall be completed within sixty (60) days from the date of the selection of the Arbitrator, and (2) the arbitration hearing shall commence no earlier than twenty (20) business days and no later than thirty (30) business days after completion of such discovery. At the arbitration hearing, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the Arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each party entitled to approximately half of the allotted time.

         (j) Witness Lists. At least fifteen (15) business days prior to the date set for the hearing, each party shall submit to each other party and the Arbitrator a list of all documents on which such party intends to rely in any oral or written presentation to the Arbitrator and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. Each party shall be given the opportunity to depose any such designated witnesses not already deposed during the discovery phase. At least five (5) business days prior to the hearing, each party must submit to the Arbitrator and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.

         (k) Confidentiality. The arbitration proceedings shall be confidential and, except as required by Law, no party shall make, or instruct the Arbitrator to make, any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other party. The existence of any dispute submitted to arbitration and the award of the Arbitrator shall be kept in confidence by the parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Law.

         (l) Awards and Appeal. Subject to the provisions of this Appendix M, the decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the final determination of the Arbitrator to any court, except in the case of fraud or bad faith on the part of the Arbitrator or any party to the arbitration proceeding in connection with the conduct of such proceedings. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

         (m) Costs of Arbitration. The costs of any arbitration hereunder shall be borne by the parties in the manner specified by the Arbitrator in its determination.

         (n) Performance of the Agreement. During the pendency of the arbitration proceedings, the parties shall continue to fully perform their respective obligations under the Agreement. Any aspects of such performance which encompass the matter which is the subject of such arbitration proceedings shall be performed by the parties in accordance with Schering's position with respect to such matter. For purposes of this Paragraph (n) the term "pendency of the arbitration proceeding" shall mean the period starting on the date on which arbitration proceedings are commenced by a party in accordance with Paragraph (c) of this Appendix M and ending on the date on which the Arbitrator delivers its final determination in writing to the parties.

                                      -4-